UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Science Applications International Corporation

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SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

1710 SAIC Drive

McLean, Virginia 22102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 3, 2015

The annual meeting of stockholders of Science Applications International Corporation (SAIC), a Delaware corporation, will be held at the company’s headquarters, 1710 SAIC Drive, McLean, Virginia, on Wednesday, June 3, 2015, at 9:00 a.m. (ET). For the convenience of our employees and stockholders, the meeting will also be audio webcast simultaneously to the public through a link on the Investor Relations section of our website (www.saic.com). In addition, the SAIC Proxy Statement and the SAIC 2015 Annual Report on Form 10-K are available at www.proxyvote.com. Information on these websites, other than these materials, is not a part of the proxy solicitation materials.

The annual meeting is being held for the following purposes:

1.	To elect nine directors;
2.	To conduct an advisory vote on executive compensation;
3.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2016; and
4.	To transact such other business as may properly come before the meeting or any adjournments, postponements or continuations of the meeting.

Only stockholders of record at the close of business on April 9, 2015, are entitled to notice of and to vote at the annual meeting and at any and all adjournments, postponements or continuations of the meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at 1710 SAIC Drive, McLean, Virginia for at least 10 days prior to the meeting and will also be available for inspection at the meeting.

By Order of the Board of Directors

Paul H. Greiner

Corporate Secretary

McLean, Virginia

April 24, 2015

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the annual meeting. However, to ensure that your shares are represented at the meeting, please submit your proxy or voting instructions (1) over the Internet, (2) by telephone or (3) by mail. For specific instructions regarding how to vote, please refer to the questions and answers beginning on the first page of this proxy statement or the instructions on the proxy and voting instruction card. Submitting a proxy or voting instructions will not prevent you from attending the annual meeting and voting in person if you so desire but will help us secure a quorum and reduce the expense of additional proxy solicitation.

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this proxy statement. It does not contain all information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Time and Date:	9:00 a.m. (ET) on June 3, 2015

• Place:	1710 SAIC Drive McLean, VA 22102

• Record Date:	April 9, 2015

• Voting:	Stockholders as of the record date are entitled to vote.

• Attendance:	All stockholders and their duly appointed proxies may attend the meeting.

Meeting Agenda and Voting Recommendations

Agenda Item	Board Recommendation	Page
Election of nine directors	FOR EACH NOMINEE	5
To conduct an advisory vote on executive compensation	FOR	18
Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm	FOR	39

Board Nominees

The following table provides summary information about each director nominee. Each director nominee is elected annually by a majority of votes cast.

Nominee	Age	Director Since	Principal Occupation	Committees

Robert A. Bedingfield	66	2013	Former Global Coordinating Partner at Ernst & Young LLP	• Audit (chair) • Ethics

Deborah B. Dunie	51	2015	Former Executive Vice President and Chief Technology Officer of CACI International, Inc.	• Classified Business • Compensation

Thomas F. Frist, III	47	2013	Principal of Frist Capital LLC	• Audit • Nominating (chair)

John J. Hamre	64	2013	Chief Executive Officer and President of Center for Strategic & International Studies; former U.S. Deputy Secretary of Defense and Under Secretary of Defense (Comptroller)	• Classified Business (chair) • Ethics (chair) • Nominating

Timothy J. Mayopoulos	56	2015	President and Chief Executive Officer of the Federal National Mortgage Association (FNMA)	• Audit • Nominating
Anthony J. Moraco	55	2013	Chief Executive Officer	• Classified Business • Ethics

Donna S. Morea	60	2013	Former President of U.S., Europe, and Asia for CGI Group	• Compensation (chair) • Ethics

Edward J. Sanderson, Jr.	66	2013	Chair of the Board; former Executive Vice President of Oracle Corporation	• Classified Business • Compensation • Nominating

Steven R. Shane	57	2013	Former partner at Accenture PLC	• Audit • Compensation

Corporate Governance Highlights
Board Independence

• Nine of ten current directors qualify as Independent Directors

• E.J. Sanderson, Jr. is the independent Chair of the Board of Directors

• Mandatory Retirement Age for Independent Directors is 75 years
• Mandatory Retirement Age for Employee Directors is 65 years
Director Elections
• Annual Board Elections
• Directors Elected by a Majority of Votes Cast
Board Meetings in Last Fiscal Year
• Eight Full Board Meetings
• Five Independent Director Only Sessions

Evaluating and Improving Board Performance
• Annual Board Self-Evaluation Required
• Annual Review of Independence of Board
• Committee Self Evaluations Required
• Board Orientation/Education Programs
Aligning Director and Stockholder Interests
• Director and Executive Stock Ownership Guidelines
• Annual Equity Grant to Non-Employee Directors
Published Governance Policies and Practices (visit www.saic.com)
• Corporate Governance Guidelines
• Code of Business Conduct of the Board of Directors
• Code of Conduct for Employees
• Charters for Board Committees
• Chair of the Board Position Description

SCIENCE APPLICATIONS INTERIONAL CORPORATION

Proxy Statement

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

1710 SAIC Drive

McLean, Virginia 22102

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 3, 2015

PROXY STATEMENT

This proxy statement is being furnished to the stockholders of Science Applications International Corporation (SAIC), a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held at the company’s headquarters, 1710 SAIC Drive, McLean, Virginia, on Wednesday, June 3, 2015, at 9:00 a.m. (ET) and at any and all adjournments, postponements or continuations of the meeting. This proxy statement and the proxy and voting instruction card are first being sent or made available to our stockholders on or about April 24, 2015.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

Who is entitled to vote at the annual meeting?

Only stockholders of record of our common stock as of the close of business on our record date of April 9, 2015 are entitled to notice of, and to vote at, the annual meeting. As of April 9, 2015, there were 46,038,809 shares of common stock outstanding. We have no other class of capital stock outstanding.

Do I need an admission ticket to attend the annual meeting?

Yes. If you attend the meeting, you will be asked to present an admission ticket or proof of ownership and valid photo identification.

•	If you received your proxy material via U.S. mail, your admission ticket is attached to your proxy and voting instruction card. Please detach the admission ticket and bring it with you to the meeting.
•	If you vote electronically through the Internet, you can print an admission ticket from the online site.
•

If you hold shares through an account with a bank or broker, you should bring a letter or a recent account statement showing that you owned our common stock in your account as of the record date. This will serve as your admission ticket.

What constitutes a quorum?

The presence, either in person or by proxy, of the holders of a majority of the total voting power of the shares of common stock outstanding as of April 9, 2015 is necessary to constitute a quorum and to conduct business at the annual meeting. Abstentions and broker “non-votes” will be counted as present for purposes of determining the presence of a quorum.

What is a broker “non-vote”?

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. In tabulating the voting results for a particular proposal, broker “non-votes” are not considered entitled to vote on that proposal. Broker “non-votes” will not have an effect on the outcome of any matter being voted on at the meeting, assuming a quorum is present.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your shares or provide voting instructions to your broker so your vote can be counted.

How many votes am I entitled to?

Each holder of common stock will be entitled to one vote per share, in person or by proxy, for each share of stock held in such stockholder’s name as of April 9, 2015, on any matter submitted to a vote of stockholders at the annual meeting.

How do I vote my shares?

Shares of common stock represented by a properly executed and timely proxy will, unless it has previously been revoked, be voted in accordance with its instructions. In the absence of specific instructions, the shares represented by a properly executed and timely proxy will be voted in accordance with the Board’s recommendations as follows:

•	FOR all of the company’s nominees to the Board;
•	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; and
•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2016.

No other business is expected to come before the annual meeting; however, should any other matter properly come before the annual meeting, the proxy holders intend to vote such shares in accordance with their best judgment on such matter.

There are four different ways to vote your shares:

By Internet: You may submit a proxy or voting instructions over the Internet by going to www.proxyvote.com or by scanning the QR code on your proxy and voting instruction card with a smart phone and following the instructions.

By Telephone: You may submit a proxy or voting instructions by calling 1-800-690-6903 and following the instructions.

By Mail: If you received your proxy materials via the U.S. mail, you may complete, sign and return the accompanying proxy and voting instruction card in the postage-paid envelope provided.

In Person: You may attend the meeting at the company’s headquarters in McLean, Virginia, and vote in person if you are a stockholder of record or if you have obtained a valid proxy from the stockholder of record.

Submitting a proxy will not prevent you from attending the annual meeting and voting in person. Any proxy may be revoked at any time prior to exercise by delivering a written revocation or a new proxy bearing a later date to our mailing agent, Broadridge, as described below or by attending the annual meeting and voting in person. The mailing address of our mailing agent is Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Attendance at the annual meeting will not, however, in and of itself, revoke a proxy.

What are the voting deadlines?

For shares not held in the Science Applications International Corporation Retirement Plan (the “SAIC Retirement Plan”), the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern time on June 2, 2015. For shares held in the SAIC Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. Eastern time on May 29, 2015.

How are the shares held by the Retirement Plan voted?

Each participant in the SAIC Retirement Plan has the right to instruct Vanguard Fiduciary Trust Company, as trustee of the SAIC Retirement Plan (the “Trustee”), on a confidential basis, how to vote his or her proportionate interests in all shares of common stock held in the SAIC Retirement Plan. The Trustee will vote all shares held in the SAIC Retirement Plan for which no voting instructions are received in the same proportion as the shares for which voting instructions have been received. The Trustee’s duties with respect to voting the common stock in the SAIC Retirement Plan are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require in certain limited circumstances that the Trustee override the votes of participants with respect to the common stock held by the Trustee.

INFORMATION ABOUT VOTING RIGHTS AND SOLICITATION OF PROXIES

How are the shares held by the Stock Plans voted?

Under the terms of our Stock Compensation Plan, Management Stock Compensation Plan, Key Executive Stock Deferral Plan and Deferred Compensation Plan, Vanguard Fiduciary Trust Company, as trustee of these stock plans, has the power to vote the shares of common stock held in these stock plans. Vanguard will vote all such shares in the same proportion that our other stockholders collectively vote their shares of common stock. If you are a participant in these stock plans, you do not have the right to instruct Vanguard on how to vote your proportionate interests in the shares of common stock held in these stock plans.

What is the difference between a “stockholder of record” and a “beneficial” holder?

These terms describe how the ownership of your shares is reflected on the books of the company or our transfer agent. If your shares are registered directly with Computershare, our transfer agent, then you are a “stockholder of record” of these shares. If your shares are held in an account at a broker, bank, trust or other similar organization, then you are a “beneficial” holder of these shares. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization holding the shares.

Who is soliciting these proxies?

We are soliciting these proxies and the cost of the solicitation will be borne by us, including the charges and expenses of persons holding shares in their name as nominee incurred in connection with forwarding proxy materials to the beneficial owners of such shares. In addition to the use of the mail, proxies may be solicited by our officers, directors and employees in person, by telephone or by email. Such individuals will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission, or SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to reduce our printing and postage costs. Stockholders who participate in householding will continue to receive separate proxy and voting instruction cards. We do not use householding for any other stockholder mailings.

If you are a registered stockholder residing at an address with other registered stockholders and wish to receive a separate copy of the proxy statement or annual report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our mailing agent, Broadridge, either by calling toll-free at (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you own shares through a bank, broker or other nominee, you should contact the nominee concerning householding procedures. We will promptly deliver a separate copy of the proxy statement or annual report to you upon request.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy statement or annual report and you wish to receive a single copy of each of these documents for your household, please contact our mailing agent, Broadridge, at the telephone number or address indicated above to bring this to our mailing agent’s attention.

Where can I find the voting results of the annual meeting?

We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

INTERNET AVAILABILITY OF PROXY MATERIALS

As permitted by the rules of the SEC, we are using the Internet as a means of furnishing proxy materials to our stockholders. We believe this method will make the proxy distribution process more efficient, lower costs and help in conserving natural resources.

On or about April 24, 2015, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instruction on how to access our proxy materials, including our proxy statement and annual report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy and voting instruction card to be able to vote through the Internet or by telephone. Other stockholders, in accordance with their prior requests, and employees with regular access to email have received email notification of how to access our proxy materials and vote via the Internet or by telephone or have been mailed paper copies of our proxy materials and a proxy and voting instruction card.

The proxy statement and annual report are available at www.proxyvote.com.

PROPOSAL 1—ELECTION OF DIRECTORS

At the annual meeting, nine directors are to be elected to serve for one-year terms to hold such position until their successors are elected and qualified unless any such director resigns or is removed prior to the end of such term. All nominees have been nominated by the Board of Directors based on the recommendation of the Nominating and Corporate Governance Committee. To the best knowledge of the Board of Directors, all of the nominees are able and willing to serve. Each nominee has consented to be named in this proxy statement and to serve if elected.

Majority Voting Standard in Uncontested Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, nominees must receive more “for” than “against” votes to be elected without further action. Abstentions are not counted as votes cast. As provided in our bylaws, a “contested election” is one in which the number of nominees exceeds the number of directors to be elected. The election of directors at the 2015 annual meeting is an uncontested election.

If an incumbent director receives more “against” than “for” votes, he or she is expected to tender his or her resignation in accordance with our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider the offer of resignation and recommend to the Board of Directors the action to be taken. The Board will promptly disclose its decision as to whether to accept or reject the tendered resignation in a press release, Current Report on Form 8-K or some other public announcement.

Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed in the proxy. In the absence of specific instructions, the shares represented by properly executed, timely received and unrevoked proxies will be voted “ for ” each nominee. If any of the nominees listed below becomes unable to stand for election at the annual meeting, the proxy holders intend to vote for any person designated by the Board of Directors to replace the nominee unable to serve.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR each nominee.

Nominees for Election to the Board of Directors

Set forth below is a brief biography of each nominee for election as a director and a brief discussion of the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that the nominee should serve as a director of our company. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to stockholders a group of nominees with complementary skills and a diverse mix of backgrounds, perspectives and expertise beneficial to the broad business diversity of the company. Our board membership criteria and director nomination process are described in the “ Corporate Governance ” section of this proxy statement.

Robert A. Bedingfield, age 66 Director	Director since 2013

Until his retirement in June 2013, Mr. Bedingfield was a Global Coordinating Partner at Ernst & Young LLP (“E&Y”) with over 40 years of experience, including 32 years as a partner in E&Y’s accounting and auditing practices. He previously served as E&Y’s Aerospace & Defense Practice Leader for over 15 years. He also served as Senior Advisory Partner for a number of E&Y’s largest clients and served on E&Y’s Senior Governing Board. Mr. Bedingfield has been a Trustee of the University of Maryland at College Park Board of Trustees since 2000 and has served on its Executive Committee and as Chair of its Audit Committee.  Since March 2015, Mr. Bedingfield has also been a member of the Board of Directors of GeoPark Limited, a Latin American oil and gas explorer, operator and consolidator.

The Board believes that Mr. Bedingfield’s financial expertise and his deep knowledge and experience in government contracting gained through decades of serving major companies in our industry provide important contributions to our Board.

Deborah B. Dunie, age 51 Director	Director since 2015

Ms. Dunie has over 30 years experience in the aerospace and defense industry most recently serving as Executive Vice President and Chief Technology Officer of CACI International, Inc. from October 2006 to December 2014. Prior to this time, Ms. Dunie worked with the Department of Defense as a member of the Defense Intelligence Senior Executive Service from 2002 to 2006. Ms. Dunie served within the Office of the Under Secretary of Defense for Intelligence as Director, Plans and Analysis and as the Director of the Business Transformation Office at the National Imagery & Mapping Agency (currently known as the National Geospatial-Intelligence Agency). Prior to this time, Ms. Dunie held key positions at Oracle Corporation, Raytheon E-Systems, Inc., Martin Marrietta Corporation, Pacific-Sierra Research Corporation and ITT Corporation.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board believes that Ms. Dunie’s extensive experience in both the private and government sectors combined with her technical expertise in information systems and knowledge of the defense industry will provide a valuable perspective to the Board.

Thomas F. Frist, III, age 47 Director	Director since 2013

Mr. Frist is a principal of Frist Capital LLC, a private investment vehicle for Mr. Frist and certain related persons, and has held this position since 1994. Prior to that, he co-managed FS Partners, LLC and worked at Rainwater, Inc. in Fort Worth, Texas and in New York. Since 2006, Mr. Frist has served on the Board of Directors of HCA Holdings, Inc., one of the largest non-governmental operators of health care facilities in the United States. He was previously a director of Leidos Holdings, Inc. from 2009 until September 2013 and of Triad Hospitals, Inc. from 1999 to 2006.

The Board believes that Mr. Frist’s background and experience in finance and capital markets add a valuable dimension to our Board, particularly in the areas of capital deployment and other company financial matters.

John J. Hamre, age 64 Director	Director since 2013

Dr. Hamre has served as the President and Chief Executive Officer of the Center for Strategic & International Studies, a public policy research institution, since 2000. Dr. Hamre served as U.S. Deputy Secretary of Defense from 1997 to 2000 and Under Secretary of Defense (Comptroller) from 1993 to 1997. Dr. Hamre is also a member of the Boards of Directors of MITRE Corporation, Exelis, Inc. and Leidos Holdings, Inc. He was previously a director of Oskosh Corporation until January 2012, a director of ITT Corporation until October 2011, and a director of ChoicePoint Inc. until September 2008.

Dr. Hamre is a leading expert on issues of national security, defense and international affairs with extensive experience working in these areas from serving in high-ranking positions at the U.S. Department of Defense. He serves as Chairman of the Defense Policy Board Advisory Committee. His particular expertise in matters key to our business, as well as his executive management experience as Chief Executive Officer of a leading public policy research institution, offer important contributions to our Board.

Timothy J. Mayopoulos, age 56 Director	Director since 2015

Mr. Mayopoulos has served as President and Chief Executive Officer of Federal National Mortgage Association, known as Fannie Mae, since June 2012. Mr. Mayopoulos joined Fannie Mae in April 2009 as General Counsel and Corporate Secretary and assumed the additional role of Chief Administrative Officer in September 2010. Prior to joining Fannie Mae, Mr. Mayopoulos served as Executive Vice President and General Counsel of Bank of America Corporation. Mr. Mayopoulos also has served in senior management and legal roles at Deutsche Bank AG, Credit Suisse First Boston, and Donaldson, Lufkin & Jenrette, Inc.

Mr. Mayopoulos has over 30 years of professional experience, including nearly 20 years in senior positions in various financial services companies. His valuable contributions to our Board include his executive management experience, his experience in finance and capital markets, his legal background, and his experience operating in highly regulated businesses.

Anthony J. Moraco, age 55 Director and Chief Executive Officer	Director since 2013

Mr. Moraco has served as our Chief Executive Officer and a Director since our separation from our former parent, Leidos Holdings, Inc., in September 2013. Prior to this time, Mr. Moraco served in various positions at Leidos, including serving as the President of its Government Solutions Group from February 2013 to September 2013, as Group President of its Intelligence, Surveillance and Reconnaissance organization from March 2012 to February 2013, as its Executive Vice President for Operations and Performance Excellence from August 2010 to March 2012 and as the Business Unit General Manager of its Space and Geospatial Intelligence Business Unit from 2006 to 2010. Prior to this time, Mr. Moraco was with the Boeing Company from 2000 to 2006 and served as the Deputy General Manager of Space & Intelligence Mission Systems and also the Phantom Works Director of Homeland Security Technology Integration. Mr. Moraco began his career at Autometric, Inc. in 1984 and served in various leadership roles during his 16 years there supporting the intelligence community until Boeing’s acquisition of Autometric in 2000.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board believes that Mr. Moraco’s leadership skills and management ability proven during his tenure as an executive officer of our former parent make him highly qualified to serve on our Board. In addition, our Board believes that the company’s Chief Executive Officer should serve on the Board of Directors to help communicate the Board’s priorities to management as well as bring management’s perspective on matters considered by the Board.

Donna S. Morea, age 60 Director	Director since 2013

Ms. Morea is a nationally recognized executive in IT professional services management with over thirty years of experience. From May 2004 until her retirement at the end of 2011, Ms. Morea served as President of CGI Technology and Solutions, Inc., a wholly-owned U.S. subsidiary of CGI Group, one of the largest independent information technology firms in North America. In that role, she led CGI’s IT and business process services in the U.S. and India for large enterprises in financial services, healthcare, telecommunications and government. She currently serves on the Board of Directors of SunTrust Banks, Inc.

The Board believes that Ms. Morea’s executive management experience and information technology expertise provide valuable leadership experience and market knowledge of a significant segment of our business.

Edward J. Sanderson, Jr., age 66 Chair of the Board	Director since 2013

Mr. Sanderson retired from Oracle Corporation in 2002 as an Executive Vice President after having served since 1995. At Oracle, Mr. Sanderson was responsible for Oracle Product Industries, Oracle Consulting and the Latin American Division. Prior to Oracle, he was President of Unisys Worldwide Services and a partner at both McKinsey & Company and Andersen Consulting (now Accenture). He was previously a director of Leidos Holdings, Inc. from 2002 until September 2013, and a director of Quantum Corp. until September 2005.  Since February 2015, Mr. Sanderson has served as a member of the Board of Trustees of The Scripps Research Institute, one of the world's largest private biomedical research organizations.

Mr. Sanderson has over 25 years of experience in senior management in the technology industry and consulting with major commercial and federal government clients on a broad array of issues. His expertise in information technology and leadership experience managing technology businesses, including international operations, provides insights and perspectives that our Board views as important to us as a global provider of information technology services.

Steven R. Shane, age 57 Director	Director since 2013

Mr. Shane retired in September 2011 as a partner of Accenture plc, a management consulting, technology and outsourcing services firm, after a 30-year career. While at Accenture, Mr. Shane was the Managing Partner of the North America Public Service business for Accenture responsible for Accenture’s U.S. federal, state and local and Canadian federal and provincial business.  He also held several other senior management positions, including those where he led consulting engagements for many of the largest banking institutions in the United States. Following his retirement from Accenture, Mr. Shane joined LH&P, LLC, a boutique consulting company, where he provides strategic, organizational and business advice to senior executives in some of the largest U.S. financial services companies. Mr. Shane also is a member of the Board of Directors and chair of the Audit Committee of ZPower, LLC and serves as an Advisory Board Member for MAXIMUS Federal Services.

Mr. Shane’s expertise in financial matters and the implementation of significant, mission critical technology systems for the U.S. government as well as state and local governments offer perspectives that our Board considers valuable to us as a leading provider of technical, engineering and enterprise information technology services to the government customers.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors recognizes the importance of strong corporate governance as a means of addressing the various needs of our stockholders, employees, customers and other stakeholders. As a result, our Board of Directors has adopted Corporate Governance Guidelines which, together with our certificate of incorporation, bylaws, committee charters and other key governance practices and policies, provide the framework for our corporate governance. Our Corporate Governance Guidelines cover a wide range of subjects, including criteria for determining the independence and qualification of our directors. These guidelines are available on our website at www.saic.com by clicking on the links entitled “About” and then “Corporate Governance.” The Board recognizes that observing good corporate governance practices is an ongoing responsibility. The Nominating and Corporate Governance Committee regularly reviews corporate governance developments and recommends revisions to these Corporate Governance Guidelines and other corporate governance documents as necessary to promote our and our stockholders’ best interests and to help ensure that we comply with all applicable laws, regulations and stock exchange requirements relating to corporate governance.

Codes of Conduct

All of our employees, including our executive officers, are required to comply with our Code of Conduct, which describes our standards for protecting company and customer assets, fostering a safe and healthy work environment, dealing fairly with customers and others, conducting international business properly, reporting misconduct and protecting employees from retaliation. This code forms the foundation of our corporate policies and procedures designed to promote ethical behavior in all aspects of our business.

Our directors also are required to comply with our Code of Business Conduct of the Board of Directors intended to describe areas of ethical risk, provide guidance to directors and help foster a culture of honesty and accountability. This code addresses areas of professional conduct relating to service on our Board, including conflicts of interest, protection of confidential information, fair dealing and compliance with all applicable laws and regulations.

These documents are available on our website at www.saic.com by clicking on the links entitled “About” followed by “Corporate Governance.”

Director Independence

The Board of Directors annually determines the independence of each of our directors and nominees in accordance with the Corporate Governance Guidelines. These guidelines provide that “independent” directors are those who are independent of management and free from any relationship that, in the judgment of the Board of Directors, would interfere with their exercise of independent judgment. No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization with which we have a relationship). The Board of Directors has established independence standards set forth in the Corporate Governance Guidelines that include all elements of independence required by the listing standards of the New York Stock Exchange or NYSE.

All members of the Audit, Human Resources and Compensation and Nominating and Corporate Governance Committees must be independent directors as defined by the Corporate Governance Guidelines. Members of the Audit Committee must also satisfy a separate independence requirement pursuant to the Securities Exchange Act of 1934 which requires that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation or be an affiliated person of ours or any of our subsidiaries.

Each year, our directors complete a questionnaire which requires them to disclose any transactions with us in which the director or any member of his or her immediate family might have a direct or potential conflict of interest. Based on an analysis of the responses, the Board of Directors determined that all directors, except for Mr. Moraco because of his role as our Chief Executive Officer, are independent under its guidelines and free from any relationship that would interfere with the exercise of their independent judgment. The Board of Directors considered the following relationships involving Mr. Bedingfield and Dr. Hamre in reaching the conclusion that such relationships did not interfere with the exercise of each of their independent judgment:

•	Mr. Bedingfield’s son, Kenneth Bedingfield, became the Chief Financial Officer of Northrop Grumman Corporation effective February 3, 2015; and
•

Dr. Hamre is Chairman of the Defense Policy Board Advisory Committee, a committee that advises the Secretary of Defense on foreign policy matters.  The Committee has no role in acquisition issues.  He is also a member of the Board of Directors of Exelis Inc and Leidos Holdings, Inc.

CORPORATE GOVERNANCE

Criteria for Board Membership

To fulfill its responsibility to identify and recommend to the full Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. In evaluating potential nominees, the Committee and the Board consider each individual in the context of the Board as a whole, with the objective of recommending to stockholders a slate of individual director nominees that can best continue the success of our business and advance stockholders’ interests. In evaluating the suitability of individual nominees, the Nominating and Corporate Governance Committee and the Board consider many factors, including:

•	expertise and involvement in areas relevant to our business such as defense, intelligence, science, finance, government or commercial and international business;
•	interpersonal skills, substantial personal accomplishments and diversity as to gender, age, ethnic background and experience;
•	commitment to business ethics, professional reputation, independence and understanding of the responsibilities of a director and the governance processes of a public company;
•	demonstrated leadership, with the ability to exercise sound judgment informed by diversity of experience and perspectives; and
•

benefits from the continuing service of qualified incumbent directors in promoting stability and continuity, contributing to the Board’s ability to work together as a collective body and giving the company the benefit of experience and insight that its directors have accumulated during their tenure.

The Nominating and Corporate Governance Committee reviews the director selection process annually and the Committee and the Board assess its effectiveness through an annual written evaluation process. In addition, the Nominating and Corporate Governance Committee has been directed by the Board to observe the following principles contained in our Corporate Governance Guidelines:

•	a majority of directors must meet the independence criteria established by the Board of Directors;
•	based upon the range of 7 to 14 directors currently specified in our Bylaws, no more than three directors may be an employee of SAIC;
•	only a full-time employee who serves as either the Chief Executive Officer or one of his or her direct reports will be considered as a candidate for an employee director position; and
•	no director nominee may be a consultant to us.

The Board of Directors expects a high level of commitment from its members and will review a candidate’s other commitments and service on other boards to ensure that the candidate has sufficient time to devote to us. In addition, non-employee directors may not serve on the board of directors of more than four other publicly-traded companies. Moreover, directors are expected to act ethically at all times and adhere to our Code of Business Conduct of the Board of Directors.

Board Leadership Structure

The Board is currently led by a non-executive Chair, Mr. Sanderson, who is an independent director. Our Board believes that it is in the best interests of stockholders for the Board to have the flexibility to determine the most qualified and appropriate individual to serve as Chair of the Board, whether that person is an independent director or the Chief Executive Officer. The Board selects the Chair annually and may decide to separate or combine the roles of Chair of the Board and Chief Executive Officer, if appropriate, at any time in the future. In cases where the Board determines it is in the best interests of our stockholders to combine the positions of Chair and Chief Executive Officer, the independent directors will designate a lead independent director with the responsibilities described in our Corporate Governance Guidelines.

The functions of the non-executive Chair of the Board include:

•	planning the Board’s annual schedule of meetings and agendas, in consultation with the Chief Executive Officer and Corporate Secretary and other directors as appropriate;
•

coordinating with the Chief Executive Officer and the Corporate Secretary to ensure that the Board receives the appropriate quantity and quality of information in a timely manner to enable it to make informed decisions;

•	chairing all meetings of the Board and of the independent directors in executive session and ensure that meetings are conducted efficiently and effectively;

CORPORATE GOVERNANCE

•	facilitating full and candid Board discussions, ensure all directors express their views on key Board matters and assist the Board in achieving a consensus;
•	working with committee chairs to ensure that each committee functions effectively and keeps the Board apprised of actions taken;
•	building consensus, developing teamwork and a cohesive Board culture and facilitating formal and informal communication with and among directors; and
•	serving as the liaison between the Board and company management.

The Board’s Role in Risk Oversight

As part of its oversight function, the Board and its committees monitor risk as part of their regular deliberations throughout the year. When granting authority to management, approving strategies, making decisions and receiving management reports, the Board considers, among other things, the risks facing the company. The Board also oversees risk in particular areas through its committee structure. The Audit Committee evaluates the company’s guidelines and policies regarding risk assessment and risk management, including risks related to internal control over financial reporting, the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Human Resources and Compensation Committee evaluates risks potentially arising from the company’s human resources and compensation policies and practices. The Ethics and Corporate Responsibility Committee oversees risks associated with unethical conduct and political, social, environmental and reputational risks. The Classified Business Oversight Committee oversees risk review activities applicable to the company’s classified business activities and receives reports from management on particular classified projects involving significant performance, financial or reputational risks. The company also utilizes an internal Enterprise Risk Management Committee, comprised of the senior management that, among other things, works with the Chief Executive Officer, Board Committees and the full Board to establish the overall corporate risk strategy and oversight of policies, systems, processes and training relating to risk matters within the company. This committee reports annually to the full Board of Directors on its activities and findings, highlighting the key risks we face and management’s actions for managing those risks.

Board of Directors Meetings and Committees

The Board of Directors held eight meetings of the entire Board through the end of fiscal 2015. The independent directors met five times during the year, either in executive session of regular board meetings or in separate meetings. Mr. Sanderson, the non-executive Chair of the Board, presides at all executive sessions of our independent directors as provided by our Corporate Governance Guidelines. During fiscal 2015, no director attended fewer than 75% of the aggregate of the meetings of the Board and committees of the Board on which they served. It is our policy to encourage all directors to attend our annual meeting of stockholders.

The Board of Directors has the following principal standing committees: Audit, Classified Business Oversight, Ethics and Corporate Responsibility, Human Resources and Compensation, and Nominating and Corporate Governance. The charters of these committees are available in print to any stockholder who requests them and are also available on our website at www.saic.com by clicking on the links entitled “Investor Relations,” “Corporate Governance” and then “Board Committees.”

Audit Committee

The current members of the Audit Committee are Robert A. Bedingfield (Chair), Thomas F. Frist, III, Timothy J. Mayopoulos and Steven R. Shane. The Board of Directors has determined that each member of the Audit Committee is independent for purposes of our Corporate Governance Guidelines, as well as for purposes of the requirements of the Securities Exchange Act of 1934. In addition, the Board of Directors has determined that each member of the Audit Committee qualifies as Audit Committee “financial experts” as defined by the rules under the Securities Exchange Act of 1934. The backgrounds and experience of the Audit Committee financial experts are set forth above in “Proposal 1—Election of Directors.” The responsibilities of the Audit Committee are set forth in its charter and fall into the following categories:

•

Internal Controls and Disclosure Controls—Review and provide feedback on the assessment performed by management on internal control over financial reporting; review the internal control assessment with the independent registered public accounting firm, the internal auditor and management; review any major issues as to the adequacy of our internal control over financial reporting and any special audit steps adopted in light of control deficiencies; review our disclosure controls and procedures designed to ensure timely collection and evaluation of information required to be disclosed in our filings with the SEC or posted on our website; and review the independent registered public accounting firm’s procedures and management of the audit relating to internal control over financial reporting.

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•

Independent Audit—Retain an independent registered public accounting firm for the purpose of preparing or issuing an audit report on our consolidated financial statements and performing other audit, review or attest services; pre-approve all audit and non-audit services and related fees and evaluate the independent registered public accounting firm’s qualifications, performance and independence; ensure the firm’s objectivity by reviewing and discussing all relationships between such firm and us and our affiliates; after a transition period allowed for new public companies, obtain and review a report by the independent registered public accounting firm that describes our internal control procedures and any material issues raised; review the proposed audit scope and procedures to be utilized; obtain and review a post-audit report; and review all critical accounting policies and practices to be used, major issues regarding accounting principles and financial statement presentations, analyses prepared by management and/or the independent registered public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, the effect of regulatory and accounting initiatives and other material written communications between the independent registered public accounting firm and management.

•

Internal Audit—Review the qualifications, organizational structure and performance of the internal audit function; review, approve and update the rolling three-year internal audit plan; periodically review any significant difficulties, disagreements with management or restrictions encountered in the scope of the Internal Audit Department’s work; receive periodic summaries of findings from completed internal audits and the status of major audits in process; receive timely notification of any issues or concerns identified during the course of internal audits and reviews; and discuss with the independent registered public accounting firm the responsibilities, budget and staffing of our internal audit function.

•

Financial Reporting—Review and discuss with management, the independent registered public accounting firm and the internal auditor our annual and quarterly consolidated financial statements, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that will be contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; discuss with the independent registered public accounting firm the auditor’s judgments about the quality in addition to the acceptability of accounting principles used to prepare our consolidated financial statements; review our responses to any investigation of the SEC or any national securities exchange on which our shares are listed; review the type of information to be disclosed in our earnings press releases and discuss the earnings press releases; and review any financial information and earnings guidance provided to analysts and rating agencies.

•

Ethical and Legal Compliance—Review the effectiveness of our system for monitoring compliance with laws and regulations; establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (including procedures for receiving and handling complaints on a confidential and anonymous basis); and evaluate and handle any complaints submitted to or reported to the Audit Committee.

•

Other Responsibilities—Discuss and evaluate our guidelines and policies regarding risk assessment and risk management; discuss our major financial risk exposures and the steps management has taken to monitor and control such exposures; and review our litigation, government investigation and legal compliance matters that could have a significant impact on our financial statements.

The Audit Committee held eight meetings through the end of fiscal 2015.

Classified Business Oversight Committee

The current members of the Classified Business Oversight Committee are John J. Hamre (Chair), Deborah B. Dunie, Anthony J. Moraco and Edward J. Sanderson, Jr. The responsibilities of the Classified Business Oversight Committee are set forth in its charter and include periodically reviewing and making recommendations to our Board of Directors and management concerning:

•	policies, processes, procedures, training and risk review activities applicable to our classified business activities;
•	reports from management on particular classified projects involving significant performance, financial or reputational risks; and
•	other classified business issues that the Board or management would like the Committee to review.

Because the Company did not have a significant amount of classified work, the Classified Business Oversight Committee held no meetings through the end of fiscal 2015.  The Company’s classified work is expected to increase significantly following the closing of the previously announced agreement to acquire Scitor Holdings, Inc., which is anticipated to be completed in May 2015.

CORPORATE GOVERNANCE

Ethics and Corporate Responsibility Committee

The current members of the Ethics and Corporate Responsibility Committee are John J. Hamre (Chair), Robert A. Bedingfield, Anthony J. Moraco and Donna S. Morea. The responsibilities of the Ethics and Corporate Responsibility Committee are set forth in its charter and include:

•	reviewing and making recommendations regarding the ethical responsibilities of our employees and consultants under our administrative policies and procedures;
•

reviewing and assessing our policies and procedures addressing the resolution of conflicts of interest involving us, our employees, officers and directors, or their immediate family members, including related party transactions, and addressing any potential conflict of interest involving us and a director or an executive officer;

•	reviewing compliance with our Code of Conduct by our executive officers and other employees;
•

reviewing and establishing procedures for the receipt, retention and treatment of complaints regarding violations of our policies, procedures and standards related to ethical conduct and legal compliance;

•	reviewing and evaluating the effectiveness of our ethics, compliance and training programs and related administrative policies; and
•

reviewing our policies and practices in the areas of corporate responsibility including, the safety and protection of the environment, charitable contributions and such political, social and environmental issues that may affect our business operations, performance, public image or reputation.

The Ethics and Corporate Responsibility Committee held four meetings through the end of fiscal 2015.

Human Resources and Compensation Committee

The current members of the Human Resources and Compensation Committee are Donna S. Morea (Chair), Jere A. Drummond, Deborah B. Dunie, Edward J. Sanderson, Jr. and Steven R. Shane. In anticipation of Mr. Drummond’s expected retirement from the Board in June 2015, the Chair of the Committee transitioned from Mr. Drummond to Ms. Morea after the Committee’s meeting in March 2015. The Board of Directors has determined that each of the members of the Human Resources and Compensation Committee is independent for purposes of our Corporate Governance Guidelines. The responsibilities of the Human Resources and Compensation Committee are set forth in its charter and include:

•	determining the compensation of our Chief Executive Officer and reviewing and approving the compensation of our other executive officers;
•	reviewing and evaluating with the Chief Executive Officer the long-range plans for management succession;
•	exercising all rights, authority and functions reserved to them under all of our equity, retirement and other compensation plans;
•	approving and making recommendations to the Board of Directors regarding non-employee director compensation;
•	preparing an annual report on executive compensation for inclusion in our proxy statement or annual report on Form 10-K in accordance with the rules and regulations of the SEC; and
•	periodically reviewing our human resources strategy, policies and programs.

In the exercise of its responsibilities, the Human Resources and Compensation Committee may delegate such of its authorities and responsibilities as the Committee deems proper to members of the Committee or to a subcommittee. The Committee’s processes and procedures for the consideration and determination of executive compensation are discussed in further detail under “Compensation Discussion and Analysis” below. The Human Resources and Compensation Committee held six meetings through the end of fiscal 2015.

CORPORATE GOVERNANCE

Role of Independent Consultant

The Human Resources and Compensation Committee has retained Frederic W. Cook & Co., Inc. as its independent compensation consultant to assist the Committee in evaluating executive compensation programs and in setting executive officer compensation. The consultant only serves the Committee in an advisory role and does not decide or approve any compensation actions. The consultant reports directly to the Committee and does not perform any services for management. The consultant’s duties include the following:

•	reviewing our total compensation philosophy, peer group, and target competitive positioning for reasonableness and appropriateness;
•	reviewing our overall executive compensation program and advising the Committee on evolving best practices;
•	providing independent analyses and recommendations to the Committee on executive officers’ compensation and new programs that management submits to the Committee for approval; and
•	reviewing the Compensation Discussion and Analysis section of our proxy statement.

The consultant interacts directly with members of management only on matters under the Committee’s oversight and with the knowledge and permission of the Committee. The Committee has assessed the independence of Frederic W. Cook & Co., Inc. pursuant to SEC rules and concluded that the firm’s work for the Committee does not raise any conflict of interest.

Compensation Committee Interlocks and Insider Participation

None of the members of our Human Resources and Compensation Committee has, at any time, been an officer or employee of ours. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Human Resources and Compensation Committee.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Thomas F. Frist, III (Chair), Jere A. Drummond, John J. Hamre, Timothy J. Mayopoulos and Edward J. Sanderson, Jr. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent for purposes of our Corporate Governance Guidelines. The responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter and include:

•	evaluating, identifying and recommending director nominees, including nominees proposed by stockholders;
•	reviewing and making recommendations regarding the composition and procedures of the Board of Directors;
•	making recommendations regarding the size, composition and charters of the Board’s committees;
•

developing and recommending to the Board of Directors a set of corporate governance principles, including recommending an independent director to serve as non-executive Chair of the Board or as Lead Director; and

•	developing and overseeing an annual self-evaluation process of the Board of Directors and its committees.

The Nominating and Corporate Governance Committee held three meetings through the end of fiscal 2015.

Director Nominations Process

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for directors. The Committee regularly assesses the Board’s current and projected strengths and needs by, among other things, reviewing the Board’s current profile, the criteria for Board membership described on page 9 and our current and future needs.

To the extent that vacancies on the Board of Directors are anticipated or otherwise arise, the Committee prepares a target candidate profile and develops an initial list of director candidates identified by the current members of the Board, business contacts, community leaders and members of management. The Committee may also retain a professional search firm to assist it in developing a list of qualified candidates, although the Committee has not utilized the services of such firms to date. The Nominating and Corporate Governance Committee would also consider any stockholder recommendations for director nominees that are properly received.

CORPORATE GOVERNANCE

The Committee then screens and evaluates the resulting slate of director candidates to identify those individuals who best fit the target candidate profile and Board membership criteria and provides the Board of Directors with its recommendations. The Board of Directors then considers the recommendations and votes on whether to nominate the director candidate for election by the stockholders at the annual meeting or to appoint the director candidate to fill a vacancy on the Board.

Stockholder Nominations

Any stockholder may nominate a person for election as a director by complying with the procedures set forth in our bylaws. Under Section 3.03 of our bylaws, in order for a stockholder to nominate a person for election as a director, such stockholder must give timely notice to our Corporate Secretary prior to the meeting at which directors are to be elected. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. (If the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, however, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such annual meeting, whichever occurs later).

Such stockholder’s notice must include certain information as provided in Section 3.03 of our bylaws about the nominee, the stockholder and the underlying beneficial owner, if any, including his or her name, age, address, occupation, shares, rights to acquire shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the nominee, the stockholder and related persons with respect to our stock, if any, and such other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee. In addition, the notice must contain certain information about the stockholder proposing to nominate that person. We may require any proposed nominee to furnish such other information as may reasonably be required to determine the eligibility of such proposed nominee to serve as a director. A stockholder’s notice must be updated, if necessary so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

Mandatory Retirement Policy

The Board has adopted a mandatory retirement age of 75 for independent directors and 65 for employee directors. It is the general policy of the Nominating and Corporate Governance Committee not to nominate candidates for re-election at any annual stockholder meeting to be held after he or she has attained the applicable retirement age.

Board of Directors Compensation

The Board of Directors uses a combination of cash retainers and fees and stock-based incentives to attract and retain qualified candidates to serve as directors. In determining director compensation, the Board of Directors considers the significant amount of time required of our directors in fulfilling their duties, as well as the skill and expertise of our directors. The Human Resources and Compensation Committee periodically reviews director compensation with the assistance of our independent compensation consultant and recommends to the Board of Directors the form and amount of compensation to be provided. The director compensation described below represents the total compensation received by our directors for their service.

The following is a summary of the compensation that we provide to our non-employee directors:

Cash Compensation. Our directors receive a cash retainer for their service on the Board of Directors. For fiscal 2015, the annual retainer was $50,000 and the annual retainer for the Chair of each committee of the Board was an additional $10,000, except for the Chair of the Audit Committee where the annual retainer is an additional $15,000. The annual retainer for the independent Chair of the Board is an additional annual retainer of $160,000. These retainers are paid quarterly in advance. In addition to the cash retainers, non-employee directors also received $2,000 for each meeting of the Board and committee they attended. We also reimburse our directors for expenses incurred while attending meetings or otherwise performing services as a director.

Equity Compensation. Directors are eligible to receive equity awards under our equity incentive plan. These equity awards vest on the earlier of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant. If a director retires due to our mandatory retirement policy, the director’s equity awards continue to vest as scheduled and options remain exercisable for the remainder of the option term.

CORPORATE GOVERNANCE

Deferral Plans. Prior to January 1, 2015, directors were eligible to defer all or any portion of their cash retainers and fees into our Keystaff Deferral Plan and/or our Key Executive Stock Deferral Plan. Starting on January 1, 2015, directors are eligible to defer all or any portion of their cash retainers and fees into our Deferred Compensation Plan.  These plans are described in further detail under the caption “Executive Compensation—Nonqualified Deferred Compensation” below.

Stock Ownership Guidelines and Policies. The Board of Directors believes that its members should acquire and hold shares of our stock in an amount that is meaningful and appropriate. To encourage directors to have a material investment in our stock, the Board has adopted stock ownership guidelines that call for directors to hold shares of our stock with a value of at least five times the amount of the annual cash retainer. Board members are required to hold all shares of stock acquired under our equity programs until this target value has been achieved. In addition to these ownership guidelines, our directors are also subject to policies that prohibit certain short-term or speculative transactions in our securities that we believe carry a greater risk of liability for insider trading violations or may create an appearance of impropriety. Our policy requires directors to obtain preclearance from our General Counsel for all transactions in our securities.

The following table sets forth information regarding the compensation paid to our directors for service in fiscal 2015.

Name (1)	Fees earned or paid in cash ($) (2)	Stock awards ($) (3)	Option awards ($) (4)	Total ($)
Robert A. Bedingfield	105,000	100,019	50,004	255,023
France A. Cordova (5)	2,000	-	-	2,000
Jere A. Drummond	94,000	100,019	50,004	244,023
Thomas F. Frist, III	98,000	100,019	50,004	248,023
John J. Hamre	96,000	100,019	50,004	246,023
Donna S. Morea	84,000	100,019	50,004	234,023
Edward J. Sanderson, Jr.	244,000	100,019	50,004	394,023
Steven R. Shane	94,000	100,019	50,004	244,023
(1)

Mr. Moraco, our Chief Executive Officer, is not included in this table because he received no additional compensation for his service as a director. Ms. Dunie and Mr. Mayopoulos are not included in this table because they did not serve as directors during fiscal 2015.

(2)

Amounts in this column represent the aggregate dollar amount of all fees earned or paid in cash for services as a director for annual retainer fees, committee and/or chair fees and meeting fees. Prior to January 1, 2015, directors were eligible to defer all or any portion of their cash retainers and fees into our Keystaff Deferral Plan and/or our Key Executive Stock Deferral Plan and starting on January 1, 2015, directors are eligible to defer all or any portion of their cash retainers and fees into our Deferred Compensation Plan. Director fees that are deferred into the Key Executive Stock Deferral Plan are denominated in stock units of equal value. In fiscal 2015, the following directors deferred the following amounts and received the following number of stock units in our Key Executive Stock Deferral Plan:

Name	Amount Deferred ($)	Stock units received upon deferral of fees (#)
Robert A. Bedingfield	84,750	1,989
Jere A. Drummond	64,000	1,465

CORPORATE GOVERNANCE

(3)

Amounts in this column reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For fiscal 2015, Messrs. Bedingfield, Drummond, Frist, Hamre, Sanderson, Shane and Ms. Morea each received 2,630 restricted stock units. For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, see Note 6 of Notes to Consolidated and Combined Financial Statements included in our Annual Report on Form 10-K as filed with the SEC on March 31, 2015.  At the end of fiscal 2015, the following non-employee directors held the following number of unvested stock units:

Name	Unvested stock units
Robert A. Bedingfield	2,630
Jere A. Drummond	2,630
Thomas F. Frist, III	2,630
John J. Hamre	2,630
Donna S. Morea	2,630
Edward J. Sanderson, Jr.	2,630
Steven R. Shane	2,630

(4)

Amounts in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Option awards granted to directors vest on the earlier of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant.  During fiscal 2015, Messrs. Bedingfield, Drummond, Frist, Hamre, Sanderson, Shane and Ms. Morea were each issued nonstatutory options to purchase 9,014 shares of our common stock. At the end of fiscal 2015, our non-employee directors held vested and unvested options to purchase the following number of shares of our common stock.

Name	Aggregate shares subject to outstanding options
Robert A. Bedingfield	15,292
Jere A. Drummond	21,332
Thomas F. Frist, III	21,332
John J. Hamre	21,332
Donna S. Morea	15,292
Edward J. Sanderson, Jr.	21,332
Steven R. Shane	15,292

(5)	Ms. Cordova resigned as a director in March 2014.

Related Party Transactions

The Board of Directors has adopted written policies and procedures for the review and approval of transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of five percent or more of our outstanding capital stock and members of their immediate families. The Board of Directors has delegated to the Ethics and Corporate Responsibility Committee the authority to review and approve the material terms of any proposed related party transaction. If a proposed related party transaction involves a non-employee director or nominee for election as a director and may be material to a consideration of that person’s independence, the matter is also considered by the Chair of the Board of Directors and the Chair of the Nominating and Corporate Governance Committee.

In determining whether to approve or ratify a related party transaction, the Ethics and Corporate Responsibility Committee considers, among other factors it deems appropriate, the following factors:

•	potential benefits to us;
•	the impact on a director’s or nominee’s independence or an executive officer’s relationship with or service to us; and
•

whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

CORPORATE GOVERNANCE

In deciding to approve a transaction, the Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related party. Any transactions involving the compensation of executive officers, however, are to be reviewed and approved by the Human Resources and Compensation Committee. If a related party transaction will be ongoing, the Ethics and Corporate Responsibility Committee may establish guidelines to be followed in our ongoing dealings with the related party. Thereafter, the Ethics and Corporate Responsibility Committee will review and assess ongoing relationships with the related party on at least an annual basis to determine whether they are in compliance with the Committee’s guidelines and that the related party transaction remains appropriate.

We engage in transactions and have relationships with many entities, including educational and professional organizations, in the ordinary course of our business. Some of our directors, executive officers or their immediate family members may be directors, officers, partners, employees or stockholders of these entities. We carry out transactions with these firms on customary terms. There were no transactions during fiscal 2015 in which any related party had a direct or indirect material interest.

Communications with the Board of Directors

Any interested party may communicate with the Chair of the Board and the Chairs of our Audit, Ethics and Corporate Responsibility, Human Resources and Compensation, and Nominating and Corporation Governance Committees on Board-related issues by sending an e-mail to:

•	boardchair@saic.com;
•	auditchair@saic.com;
•	compensationchair@saic.com; or
•	ethicschair@saic.com.

You may also write to them or to any other director, the independent directors as a group or the Board of Directors generally at the following address:

SAIC

Attention: Corporate Secretary

1710 SAIC Drive, MS T3-5

McLean, VA 22102

Relevant communications will be forwarded to the recipients noted in the communication. Communications sent to the Board of Directors or the independent directors as a group will be forwarded to the Chair of the Board.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

We urge stockholders to read our Compensation Discussion & Analysis (CD&A), which describes in detail how we seek to closely align the interests of our named executive officers with the interests of our stockholders. As described in the CD&A, our compensation programs are designed to:

•

pay for performance by tying a majority of an executive’s compensation to the attainment of financial and other performance measures that, the Board believes, promote the creation of long-term stockholder value and position the company for long-term success;

•	provide the same types of benefits for executives as other employees, with no special or supplemental pension, health or death benefits for executives;
•	target total direct compensation at the median among companies with which we compete for executive talent;
•	enable us to recover, or “clawback,” incentive compensation if there is any material restatement of our financial results, or if an executive is involved in misconduct;
•	require our executives to own a significant amount of our stock;
•	avoid incentives that encourage unnecessary or excessive risk-taking; and
•	compete effectively for talented executives who will contribute to our long-term success.

The Human Resources and Compensation Committee and the Board of Directors believe that these programs and policies are effective in implementing our pay for performance philosophy and achieving its goals. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you, as a stockholder, the opportunity to advise whether or not you approve of our executive compensation program and policies by voting on the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related material.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in the CD&A and Executive Compensation sections of this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, our Board of Directors or the Human Resources and Compensation Committee of the Board of Directors.   However, as an expression of our stockholders’ view, the Human Resources and Compensation Committee seriously considers the vote when making future executive compensation decisions.

Vote Required

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve Proposal 2. Broker non-votes are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote. This advisory vote on executive compensation is non-binding.

Recommendation of the Board

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

COMPENSATION DISCUSSION & ANALYSIS

This Compensation Discussion & Analysis (“CD&A”) provides important information about our executive compensation philosophy and programs for fiscal 2015. In addition, this CD&A also describes compensation decisions made by our Human Resources and Compensation Committee of the Board of Directors (sometimes referred to as the “Committee”), which is responsible for overseeing the compensation programs for all of our executives, including the officers named in the executive compensation tables in this Proxy Statement (“named executive officers”). Our named executive officers for fiscal 2015 are as follows:

Name	Title
Anthony J. Moraco	Chief Executive Officer
John R. Hartley	Chief Financial Officer
Nazzic S. Keene	Sector President—Global Markets & Missions
Douglas M. Wagoner	Sector President—Services & Solutions
Mark D. Schultz	General Counsel

Executive Summary

Fiscal 2015 Business Highlights

Fiscal 2015 was a year of optimization for the company. We refined our market strategies and continued our development of repeatable solutions and capabilities while operating in a challenging market environment. Our executive leadership kept the company focused on customer contract execution and business development as well as meeting our financial objectives in our first full year as a stand-alone company. Ensuring that appropriate performance goals were established was critical to achieving that focus and in driving efforts to increase stockholder value.  Therefore, in establishing the objectives for our short-term incentive plan and performance share awards, the Committee set targets for revenue, operating income and cash flow generation.

Key business highlights for fiscal 2015 include the following:

•	Revenues of $3.835 billion, with operating income of $240 million, resulting in an operating margin of 6.3%, an improvement of 170 basis points from fiscal 2014;
•	Operating cash flow of $277 million;
•	Achieved total stockholder return (stock price appreciation plus dividends from February 1, 2014 to January 30, 2015) of approximately 35%;
•	Continued and broadened margin improvement initiatives designed to improve the future profitability of the company;
•	Deployed capital of $137 million to repurchase approximately 3.2 million shares under our Share Repurchase Program.

•	Ended fiscal 2015 with a backlog of $6.2 billion supported by fiscal 2015 bookings of $ 3.4 billion.

Summary of Compensation Philosophy

SAIC employs a pay for performance philosophy. We reward those employees with superior overall performance. The Committee has established a “pay for performance” compensation philosophy aimed at attracting and retaining quality executive talent and rewarding our key executives through short, medium and long-term incentives (variable compensation) while providing a smaller portion of their overall compensation in the form of base salary. This philosophy serves to both encourage and recognize performance excellence and helps drive stockholder value.  By aligning significant portions of executive officers’ compensation with profitable growth and operating cash flow, the total compensation for our executives is directly linked to stockholder return.

The Committee targets total direct compensation for executives to be at approximately median levels of comparable publicly traded companies of our size and in our industry.  However, our incentive programs are structured to reward above-target performance and therefore, may generate above-median compensation levels.

COMPENSATION DISCUSSION & ANALYSIS

Short-term incentive compensation in fiscal 2015. Each named executive officer’s total fiscal 2015 target short-term incentive cash bonus was based on achievement of pre-approved targets for revenue, operating income and days working capital. The company’s weighted average score on these three financial performance measures for 2015 was 103.1%.

Long-term incentive compensation in fiscal 2015. We generally target our executive officers’ long-term incentive awards at the median of the competitive market. In fiscal 2015, we provided the following forms of long-term compensation to our executives:

Type of Long-Term Incentive Award	Percentage of Total Long-Term Incentive Award	Purpose and Significant Features
Performance Share Awards	50%

Incentivizes our executives to achieve specific measurable financial goals over a three year performance cycle. Shares are issued after the end of the performance cycle and can range from 0% for below threshold performance to 150% of target number of shares for maximum performance.

Restricted Stock Units (RSUs)	25%	Aligns pay and company performance as reflected in our stock price, encourages retention of our executives’ services and promotes continued investment by our executives in company stock.
Stock Options	25%	Strongly aligns executive and stockholder interests by having value only if the stock price increases over the term of the option.

COMPENSATION DISCUSSION & ANALYSIS

SAIC incorporates best practices into our compensation programs

We believe our compensation programs incorporate best practices regarding corporate governance, risk mitigation and alignment of executives’ interests with stockholders’ interests. Following are key features of our practices:

At SAIC, we do….

•	Believe in Pay for Performance - simply put we reward those who perform.
•	Perform an annual review by the Committee to establish a group of comparable companies to be used in compensation decisions.
•	Employ a market-based approach to comparable companies to determine executives’ target compensation.
•	Review and consider feedback provided by our stockholders related to executive compensation matters.
•	Mitigate against imprudent risk-taking through balancing features in the design of our compensation program.
•	Subject incentive compensation to a “clawback” policy if there is a material restatement of our financial results for any reason or if the employee was involved in misconduct.
•	Consider stockholder dilution and burn rate in equity compensation decisions.
•	Require significant stock ownership under our stock ownership guidelines.
•	Use an independent compensation consultant that reports directly to the Committee
•	Provide “double-trigger” provisions for change in control benefits.

At SAIC, we do not ….

•	Permit cash out or re-pricing of underwater stock options.
•	Guarantee multi-year bonus payouts to executives.
•	Provide employment agreements for executives.
•	Provide golden parachute excise tax gross-ups on change in control benefits.
•	Permit hedging or pledging of company stock or purchasing company stock on margin by our executives.
•	Offer pension benefits to our executives or other employees.
•	Provide special or supplemental health or death benefits or other similar perquisites for executives that are not otherwise available to other employees.

COMPENSATION DISCUSSIONS & ANALYSIS

93% of our stockholders voted in favor of management’s executive compensation program

Based on our stockholder advisory vote at our 2014 annual stockholders meeting, commonly referred to as a say-on-pay vote, our stockholders approved the compensation of our named executive officers, with approximately 93% of stockholder votes cast in favor of our 2014 say-on-pay resolution.

In addition, at our 2014 annual meeting of stockholders, we asked our stockholders to vote, on a nonbinding and advisory basis, on whether future advisory votes on executive compensation should occur every year, every two years or every three years. The Board recommended and our stockholders overwhelmingly approved the proposal recommending that we conduct future advisory votes on executive compensation every year. Accordingly, the Board determined that we will hold an advisory stockholder vote on executive compensation at our stockholders meeting each year for the foreseeable future.

We welcome feedback from stockholders regarding our executive compensation programs, which are described in more detail below. Stockholders desiring to communicate with the Board of Directors or the Human Resources and Compensation Committee may do so as described under “Communications with the Board of Directors” in this Proxy Statement. The Committee will take into account stockholder votes on say-on-pay resolutions when evaluating our compensation philosophy.

Elements and Objectives of Our Compensation Programs

Compensation elements include base salary and variable incentives

Under the direction of the Committee, we provide the following principal elements of compensation to our executives:

Base Salary. We provide a fixed base salary to our executives based on their level of responsibility, expertise, skills, knowledge and experience and on competitive peer company and other applicable market data. We generally target our executive officers’ base salaries at the median of the competitive market. Consistent with our philosophy of tying pay to performance, the base salary of our executives is the smallest part of their overall compensation.

Variable Incentive Compensation. We use a combination of cash and equity incentive awards to foster and reward performance in key areas over short and longer timeframes. Our annual cash incentive awards are based upon performance against predetermined goals for the fiscal year in order to encourage and to reward contributions to our annual financial, operating and strategic objectives. We provide medium-term and long-term equity incentive awards to our executives to motivate them to stay with us and build stockholder value through their future performance. We believe that stock options in particular aid in employee retention and motivate our executives to build stockholder value because they may realize value only if our stock appreciates over the seven-year option term. The Committee generally does not consider an executive’s current stock or option holdings in making additional equity awards.

COMPENSATION DISCUSSIONS & ANALYSIS

The following chart summarizes the relevant performance measures and time frames that were used to assess our variable pay elements for fiscal 2015:

Other Benefits. We also provide our executives with benefits generally available to other employees, such as participation in our health and welfare benefits and retirement programs. Our executives are also entitled to certain benefits if their employment is terminated following a change in control.

The Committee considers numerous factors when determining direct compensation

At the beginning of each fiscal year, the Committee generally reviews and approves the following elements of direct compensation to be provided to our executives:

•the base salary for the upcoming year;

•	the payout range for the cash incentive awards that may be earned for the upcoming year and the performance goals and criteria upon which the amount of the awards will be determined;

•the mix and amount of equity incentive awards to be granted to our executives; and

•

the payout range for performance share awards, if any, that may be earned for the performance period beginning in that fiscal year and the performance period, goals and criteria upon which the amount of the awards for the relevant performance period will be determined.

In determining the amounts of direct compensation to be awarded to our executives, the Committee considers the company’s overall performance and competitive market data for our compensation peer group.

Company performance is a key factor in determining variable compensation. The amount of any cash incentive awards to be paid upon completion of the fiscal year are determined based upon our achievement of financial and operating objectives set at the beginning of the fiscal year; however, the Committee retains the discretion to reduce the payouts when appropriate.

Individual performance is a factor in setting base salaries. In determining base salaries, the Committee reviews a performance assessment for each of our executives, as well as compensation recommendations provided by the Chief Executive Officer and the Chief Human Resources Officer. The Committee also considers market data and information provided by its independent compensation consultant. Executives do not propose their own compensation.

COMPENSATION DISCUSSIONS & ANALYSIS

Assessing Chief Executive Officer performance. In determining compensation for our Chief Executive Officer, the Committee meets in executive session and evaluates his performance based on his achievement of performance objectives that typically are established and agreed upon at the beginning of the fiscal year. Formal input is received from the independent directors and the executive leadership team. The Committee also considers the Chief Executive Officer’s leadership contributions towards the company’s performance, including financial and operating results, development and achievement of strategic objectives, progress in building capability among the executive leadership team and corporate governance leadership, as well as market data and information provided by the Committee’s independent compensation consultant. The Committee determines the Chief Executive Officer’s compensation and then reviews his evaluation and compensation with the Board’s independent directors. The Chair of the Board and the Chair of the Committee then present the Committee’s evaluation and compensation determination to the Chief Executive Officer. The Chief Executive Officer does not propose his own compensation or attend the meeting of the Committee at which his performance and compensation are reviewed.

Committee reviews and modifies our compensation peer group annually. The Committee compares the amount of direct compensation we provide to our executives to that provided by companies with whom we compete for executive talent with similar roles and responsibilities. To complete this effort, the Committee establishes a peer comparator group for each fiscal year and benchmarks each element of direct compensation (including salary and cash and equity incentives) to be provided to our executives against that provided by other publicly traded engineering, information technology, consulting and defense companies, which we refer to as our “compensation peer group.” The compensation peer group for fiscal 2015 consisted of the following 13 companies:

• AECOM Technology Corporation	• Exelis Inc.	• Rockwell Collins, Inc.
• Alliant Techsystems Inc.	• Jacobs Engineering Group Inc.	• Tetra Tech, Inc.
• CACI International Inc.	• ManTech International Corporation	• Unisys Corporation
• CGI Group Inc.	• MAXIMUS, Inc.	• URS Corporation
• Engility Holdings, Inc.

This compensation peer group consists of companies that we believe have similar revenues and industry focus to ours, as well as companies against which we compete for talent and stockholder investment. The compensation peer group is structured so that no company within the group has annual revenues greater than three times or less than approximately one-third of our estimated revenues for the fiscal year in which the peer group is reviewed. For comparison purposes, for fiscal 2015, our estimated annual revenues were at approximately the 38th percentile of the revenues of the compensation peer group. In addition to the compensation peer group, data from multiple broad-based third-party surveys is compiled and provided for the Committee’s consideration regarding compensation that other comparably-sized companies provide to their chief executive officer, chief financial officer and other members of senior management. The Committee considers this survey data and analysis when evaluating appropriate levels of direct compensation. To be competitive in the market for our executive-level talent, we generally will target overall compensation for our executives at approximately the market median, although the actual cash incentive awards paid and performance shares earned will vary based on operating performance and may therefore generate compensation that is higher or lower than the market median.

COMPENSATION DISCUSSIONS & ANALYSIS

Compensation Decisions for Fiscal 2015

SAIC’s compensation mix is aligned with our peer group

The charts below depicts each element of targeted compensation expressed as a percentage of total targeted direct compensation for our Chief Executive Officer and our other named executive officers for fiscal 2015.

As indicated above, base salary represents a smaller portion of overall compensation than performance-based cash and equity incentive awards. The allocation of a meaningful portion of overall compensation to annual cash incentive awards demonstrates the Committee’s belief that a substantial portion of total compensation should reflect the actual achievement of predetermined goals. The allocation of a majority of overall compensation of our executives to long-term incentives reflects the principle that a substantial portion of total compensation should be delivered in the form of equity awards in order to align the interests of our executives with those of our stockholders. Performance share awards to our executive officers (representing 50% of their targeted value of long-term incentives) were made in fiscal 2015 and are directly related to the achievement of cumulative operating income and annual operating cash flow over a three-year period commencing in fiscal 2015. We believe that a combination of performance share awards, stock options and time-based RSUs provides an appropriate balance of medium-term and long-term incentives.

The various amounts of compensation provided to our named executive officers for fiscal 2015 are set forth in more detail in the tables in this proxy statement under the caption “Executive Compensation.” The allocation of performance shares and stock options in the charts above are based on the grant date fair value of the options and performance shares at 100% of target. The actual value of these awards will be based on future financial performance and our stock price.

Base Salary

In reviewing and approving the fiscal 2015 base salaries for our named executive officers and other executives, the Committee considered its independent consultant’s analysis of pay levels among the compensation peer group and survey data, which indicated that base salaries for our executives were, on average, at approximately between the 25th percentile and median levels of comparable companies of our size. Actual individual base salary amounts also reflect the Committee’s judgment with respect to each executive’s responsibility, performance, experience and other factors, including internal equity considerations, the individual’s historical compensation and any retention concerns. The Committee reviews executives’ base salaries annually or at the time of a promotion or a substantial change in responsibilities based on the above-described criteria.

COMPENSATION DISCUSSIONS & ANALYSIS

The fiscal 2015 base salaries, the percentage increases in their salaries from FY14 and the market positioning of their base salaries are set out below:

Name	FY15 Base Salary	Percentage Increase from FY14 Base Salary (2)	Market Positioning of FY15 Salary
Anthony J. Moraco	$925,000	12.1%	Slightly below median market
John R. Hartley	$520,000	4.0%	Between 25th percentile and market median
Nazzic S. Keene	$550,000	10.0%	Median market
Douglas M. Wagoner[1]	$490,000	15.3%	Between 25th percentile and market median
Mark D. Schultz	$435,000	2.4%	Median market
(1)

Mr. Wagoner was promoted to Sector President just prior to the beginning of Fiscal 2015 and received an interim salary adjustment at that time. His salary was adjusted again to reflect the market positioning of his role and his experience in early Fiscal 2015.

(2)	Reflects change from fiscal 2014 base salary effective after our separation from our former parent.

Annual Cash Incentive Awards

Each named executive officer’s total fiscal 2015 short-term incentive cash bonus depended upon the achievement of specific financial and operating performance goals approved by our Committee, and described below.

Performance goals for cash incentive awards. At the beginning of each fiscal year, the Committee sets and approves threshold, target and maximum performance goals for the upcoming year based on objective financial and operational goals. Further, the Committee also reviews and approves the corresponding targeted cash incentive awards based upon the achievement of such goals. No amount is payable for below-threshold performance. When threshold performance is met, payouts are determined on a straight-line basis between threshold and target performance and between target and maximum performance.

Under our short-term incentive program for fiscal 2015:

•	100% of the award was determined by our company performance
•	Our Committee used revenue and operating income as financial goals
•	Revenue and operating income directly align with our overall strategy and are strongly correlated with potential stockholder value.
•	We also used average days working capital to measure how efficiently we use our working capital relative to the size of our business and operating units.

Performance measures for fiscal 2015. The financial performance scores, their relative weightings, the targeted achievement levels and actual performance for our short-term incentive program for fiscal 2015, as approved by the Committee, were:

	Weighting	Target	Actual	Achievement Level	Payout Level
Financial Goals
Revenue	30%	$3.9B	$3.835B	98.3%	29.5%
Operating Income	50%	$242.5M	$240M	99.1%	49.5%
Days Working Capital (1)	20%	41 days	37 days	110.2%	24.1%
Weighted Average for Financial Goals					103.1%
(1)

Determined by dividing total working capital at each quarter end by average daily sales during that quarter. Goals and payouts are based on the average of quarter-end days working capital for the fiscal year.

COMPENSATION DISCUSSIONS & ANALYSIS

Determination of cash incentive award amounts. For fiscal 2015, the Committee set the target amount of the cash incentive award at 120% of base salary for the Chief Executive Officer and between 65% and 85% of base salary for the other named executive officers, based on applicable market data. For our named executive officers, the target and payout level amounts for the fiscal 2015 cash incentive awards related to fiscal 2015, and the amounts of the awards earned by the officers were as follows:

	Base Salary ($)	STI as % of Base	Target Cash Incentive ($)	Weighted Financial Goals Payout Level	Cash Incentive Amount Paid ($)
Anthony J. Moraco	925,000	120%	1,110,000	103.1%	1,144,410
John R. Hartley	520,000	85%	442,000	103.1%	455,702
Nazzic S. Keene	550,000	85%	467,500	103.1%	481,993
Douglas M. Wagoner	490,000	85%	416,500	103.1%	429,412
Mark D. Schultz	435,000	65%	282,750	103.1%	291,515

Long-Term Incentive Awards

The amounts of these awards are determined based on competitive market data and vary based upon an executive’s position and responsibilities. The Committee generally targets total direct compensation levels at approximately median market levels.

Performance Share Awards. Our Committee believes that performance share awards incentivize our executives to achieve superior financial performance over the medium term (three years) to maintain or increase the value of our stock and are therefore strongly aligned with stockholder interests. Moreover, as performance share awards only vest at the end of a three year period and are awarded in overlapping annual cycles, they also serve to retain the services of our executive officers.

At the beginning of each overlapping three year performance period, the Committee establishes both the performance measures to be used for that performance period, their weightings and the levels of performance on those measures that will generate threshold, target and maximum payouts. The number of performance shares delivered at the end of the three year performance cycle may range from 0% for below-threshold performance to 50% for threshold performance and up to 150% for above threshold performance. When the performance threshold is met, payouts are determined on a straight-line basis for performance levels between threshold and target and between target and maximum. Dividend equivalents on performance shares are accumulated in cash and are paid at the end of the three- year performance cycle to the extent that the underlying share awards are earned.

Restricted Stock Units (RSUs). The Committee believes that RSUs provide a strong incentive for employee retention and promote the building of stockholder value, and it expects to grant RSUs to our executives in the future. For fiscal 2015, the Committee granted approximately 25% of long-term incentive awards to our executives in the form of time-based RSUs, which vest 25% of the shares at the end of each of the first four years. Dividend equivalents on unvested RSUs accumulate in cash and are paid when the underlying RSUs vest.

Stock Options. Approximately 25% of the targeted total value of the annual equity awards granted to our named executive officers in fiscal 2015 consisted of stock options, which vest 33% of the shares at the end of each of the first three years and expire at the end of the seventh year. We believe that stock options aid in employee retention and motivate our executives to build stockholder value because they may realize value only if our stock appreciates over the option term.

FY2015–FY2017 Performance Share Awards

For fiscal 2015, approximately 50% of the long-term incentives awarded to our executive officers were provided in the form of performance share units (valued at target payout levels). The performance goals and weightings for these awards are as follows:

Goals	Weighting	Description
Cumulative Operating Income	60%	Achievement is measured cumulatively over the three year period
Annual Operating Cash Flow	40%	An annual target for each year was set at the beginning of the performance period

COMPENSATION DISCUSSIONS & ANALYSIS

The Committee believes that these financial goals complement the financial goals established for our short-term cash incentive plan. Achievement and payouts for each of the above goals will be determined separately by the Committee at the end of the performance period.

Other Benefits Provided in Fiscal 2015

In addition to the elements of direct compensation described above, we also provide our executives with the following benefits:

Health and welfare benefits. Our executives are entitled to participate in all health and welfare plans that we generally offer to all of our eligible employees, which provide medical, dental, health, group term life insurance and disability benefits. We believe that these health and welfare benefits are reasonable in scope and amount and are of the kind typically offered by other companies against which we compete for executive talent.

Retirement benefits. Our executives are entitled to participate in the same defined contribution retirement plan that is generally available to all of our eligible employees. Currently, we provide matching contributions to eligible participants’ retirement plan accounts based on a percentage of the first 5% (6% before January 1, 2015) of their “eligible compensation” under applicable rules. The average amount of contributions we made to the retirement plan accounts of our named executive officers in fiscal 2015 was approximately $10,000. The Committee believes that these contributions to this retirement program permits our executives to save for their retirement in a tax-effective manner, are reasonable in scope and amount and are of the kind typically offered by other companies against which we compete for executive talent.

Deferred compensation plans. To provide other tax-deferred means to save for retirement, we maintain certain deferred compensation plans that allow our named executive officers and other eligible participants to elect to defer all or a portion of any cash incentive awards or, prior to January 1, 2014, vested performance share awards granted to them under our incentive plans. We make no contributions to named executive officers’ accounts under these plans. In addition, we maintain a deferred compensation plan that allows our named executive officers and other eligible participants to elect to defer a portion of their eligible salary. Vested deferred balances under the plans will generally be paid upon retirement or termination. These plans are described in more detail under “Nonqualified Deferred Compensation” below in this Proxy Statement.

Perquisites and personal benefits. We generally do not provide perquisites and personal benefits to our executives that are not otherwise available to other employees.

Other Policies and Considerations

Assessment of Risks in our Compensation Programs

In the design and oversight of our compensation programs for executives and all employees, the Committee, with assistance from the Committee’s independent consultant and management, assesses risks relating to our pay practices and incentive programs. The risk assessment is focused on identifying risks associated with our compensation programs and the mix of each type of compensation element we provide to our executives and all employees, as well as the measures that the Company may employ to mitigate those risks. The Committee believes that the following features of our compensation programs effectively mitigate excessive risk taking that could harm our value or reward poor judgment by our executives or other employees:

•	short-term incentive measures are balanced among different financial measures, with targets that are intended to be achievable upon realistic levels of performance;
•	significant weighting towards long-term incentive compensation promotes long-term decision making and discourages short-term risk taking;
•	maximum payouts are capped at levels that do not reward excessive risk-taking;
•	goals are based on company performance measures, which mitigates excessive risk-taking within any particular business operation;
•	our compensation recoupment policy allows us to recover compensation based on financial results that are subsequently restated or if fraud or intentional misconduct is involved; and
•	our stock ownership guidelines encourage a long-term perspective.

COMPENSATION DISCUSSIONS & ANALYSIS

Equity Award Grant Practices

The Committee is responsible for the administration of our equity incentive plans. Generally, in advance of each fiscal year, the Committee will select predetermined dates on which equity awards will be granted to our employees, including our executives during the following fiscal year. These grant dates are selected to occur after the dates we anticipate releasing our annual or quarterly financial results. We generally grant equity incentive awards to our directors, executives and all other eligible employees on an annual basis shortly after we announce our financial results for the recently completed fiscal year. In addition to these annual grants, the Committee predetermines four quarterly dates on which any additional equity incentive awards may be made to eligible executives or other employees in connection with a new hire, for retention purposes or otherwise. The Committee approves all equity awards made to our directors and executives.

The exercise price of any option grant is determined by reference to the fair market value of the shares on the grant date, which our 2013 Amended and Restated Equity Incentive Plan defines as the closing sales price of our common stock on the New York Stock Exchange on the trading day immediately preceding the grant date.

Stock Ownership Guidelines

We encourage our employees to own our stock so that they are motivated to maximize our long-term performance and stock value. We have adopted stock ownership guidelines for our executives that require them to accumulate and maintain stockholdings calculated as a multiple of their base salary, depending on their role. The CEO is required to accumulate and hold shares with a value of five times his salary and other named executive officers are required to accumulate and hold shares with a value of three times their salaries. Absent pre-approval, executives must hold 100% of the net shares acquired under our equity incentive programs until the applicable multiple of base salary is achieved.

Prohibition on Hedging or Pledging Company Stock or Purchasing “On-Margin”

We have established policies for our executives that prohibit certain short-term or speculative transactions in our securities that we believe carry a greater risk of liability for insider trading violations and also create an appearance of impropriety. For example, with respect to our securities, our executives are not permitted to engage in any short sales or any trading in puts, calls or other derivatives on an exchange or other organized market. In addition, we prohibit our executives from pledging company stock as collateral for a loan or purchasing company stock “on margin.” Further, our executives are required to obtain preclearance from our General Counsel for all transactions in our securities.

“Clawback” or Compensation Recoupment Policy

Under our “clawback” or compensation recoupment policy, the Committee may require executives and other employees who receive incentive compensation to return cash and equity incentives if there is a material restatement of the financial results upon which the incentive compensation was originally based. If the Committee determines that recovery is appropriate, we will seek repayment of the difference between the incentive compensation paid and the incentive compensation that would have been paid, if any, based on the restated financial results.

The policy also provides for recovery of cash and equity incentive compensation from any employee involved in fraud or intentional misconduct, whether or not it results in a restatement of our financial results. In such a situation, the Committee would exercise its business judgment to determine what action it believes is appropriate under the circumstances.

We may seek to recover the applicable amount of compensation from incentive compensation paid or awarded after the adoption of the policy, from future payments of incentive compensation, cancellation of outstanding equity awards and reduction in or cancellation of future equity awards. In cases of fraud or misconduct, we may also seek recovery from incentive compensation paid or awarded prior to the adoption of the policy.

Post-Employment Benefits

We do not maintain a defined benefit or other supplemental retirement plan that would entitle our executives to receive company-funded payments if they leave the company.

Upon certain terminations of employment, including death, disability, retirement or a change in control, our employees, including our named executive officers, may be eligible for continued vesting of equity awards on the normal schedule or accelerated vesting in full or on a pro rata basis, depending on the nature of the event and the type of the award. The purpose of these provisions is to protect previously earned or granted awards by making them available following the specified event. Because these termination provisions are contained in our standard award agreements for all recipients and relate to previously granted or earned awards, we do not consider these potential termination benefits as a separate item in compensation decisions for our named executive officers. Our long-term incentive plans do not provide

COMPENSATION DISCUSSIONS & ANALYSIS

for additional benefits or tax gross-ups. For more information about potential post-employment benefits, see “Executive Compensation—Potential Payments upon Termination or a Change in Control.”

Potential Change in Control and Severance Benefits

We maintain severance protection agreements with our executives that would provide them with payments and benefits if their employment is involuntarily terminated following an acquisition of our company as further described in this Proxy Statement under “Executive Compensation—Potential Payment Upon a Change in Control.” We believe that these agreements provide an important benefit to us by helping alleviate any concern the executives might have during a potential change in control of our company and permitting them to focus their attention on our business. In addition, we believe that these agreements are an important recruiting and retention tool, as many of the companies with which we compete for talent have similar arrangements in place for their senior management.

There are no excise tax gross-up provisions in these severance protection agreements. These agreements renew for successive one-year terms each year, unless either the Committee or an executive to whom the agreement applies decides not to extend the term of the agreement before October 31 st of the prior year. This annual term permits the Committee to regularly review the amount of benefits that would be provided to our executives in connection with an involuntary termination of their employment following a change in control and to consider whether to continue providing such benefits.

Tax Deductibility of Executive Compensation

We generally attempt to provide compensation that is structured to maximize favorable tax benefits for us. Section 162(m) of the Internal Revenue Code generally limits the deductibility of certain compensation in excess of $1 million paid in any one year to the Chief Executive Officer and the three other most highly compensated named executive officers (other than our Chief Financial Officer). Qualified performance-based compensation will not be subject to this deduction limit if certain requirements are met.

The Committee periodically reviews and considers the deductibility of executive compensation under Section 162(m) in designing and implementing our compensation programs and arrangements. As indicated above, our target cash incentive awards and our performance share award payouts are determined based upon the achievement of certain predetermined financial performance goals under a stockholder-approved plan, which is intended to permit us to deduct such amounts pursuant to Section 162(m).

While we will continue to monitor our compensation programs in light of Section 162(m), the Committee considers it important to retain the flexibility to design compensation programs that are in the best long-term interests of our company and our stockholders. As a result, the Committee may conclude that paying compensation at levels that are not deductible under Section 162(m) is nevertheless in the best interests of our company and our stockholders.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis included in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Jere A. Drummond (Chair)

Donna S. Morea

Edward J. Sanderson, Jr.

Steven R. Shane

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers. The compensation set forth below was earned for service to SAIC during fiscal 2015, and, if applicable, during fiscal 2014 after September 27, 2013.  Any compensation for service prior to September 27, 2013 was earned for service to our former parent company. All such compensation is disclosed, whether or not such amounts were paid in such year:

Name and principal position	Fiscal Year (1)	Salary ($)	Stock awards ($) (2)	Option awards ($) (2)	Non-equity incentive plan compensation ($) (3)	All other compensation ($) (4)	Total ($)
Anthony J. Moraco Chief Executive Officer	2015	905,769	2,775,040	925,003	1,144,410	16,026	5,766,248
	2014	737,019	3,149,991	750,141	806,055	22,890	5,466,096
	2013	540,384	500,012	300,002	409,000	17,093	1,766,491
John R. Hartley Executive Vice President and Chief Financial Officer	2015	494,216	780,052	260,001	455,702	27,080	2,017,051
	2014	564,497	1,250,044	375,095	435,000	129,054	2,753,690
	2013	442,035	166,680	100,002	342,000	23,977	1,074,694
Nazzic S. Keene Sector President	2015	540,384	825,064	275,004	481,993	13,131	2,135,576
	2014	492,390	1,312,500	437,600	430,000	14,883	2,687,373
	2013	207,692	333,335	200,002	357,000	11,423	1,109,452
Douglas M. Wagoner Sector President	2015	477,500	735,040	245,004	429,412	13,895	1,900,851
Mark D. Schultz Executive Vice President and General Counsel	2015	422,614	375,216	125,064	291,515	130,739	1,345,148
(1)	Compensation is provided only for fiscal years for which each individual qualified as a named executive officer.

(2)   These columns reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The awards shown in the “Stock awards” column in the above table include restricted stock units and performance share awards. Values for such performance share awards are computed based upon the probable outcome of the performance conditions as of the grant date of the award. Assuming the highest level of the performance conditions is achieved, the value of the fiscal 2015 performance shares awards in the “Stock Awards” column would be as follows: Mr. Moraco, $2,775,040; Mr. Hartley, $780,033; Ms Keene, $825,045; Mr. Wagoner, $735,021 and Mr. Schultz, $375,216.

The awards shown in the “Option awards” column are not subject to performance conditions. For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, please refer to Note 6 of Notes to Consolidated and Combined Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 31, 2015.

(3)

Amounts shown in this column represent the actual amounts paid to the named executive officers under our cash incentive award program for performance in fiscal 2015. The threshold, target and maximum payouts are shown in the “Grants of Plan-Based Awards” table under the column headed “Estimated future payouts under non-equity incentive plan awards.”

(4)

Amounts shown in this column for fiscal 2015 primarily represent matching contributions made by us in the SAIC Retirement Plan on behalf of our named executive officers as follows: Mr. Moraco, $10,708; Mr. Hartley, $7,672; Ms. Keene, $10,554; Mr. Wagoner, $10,327; and Mr. Schultz, $10,431. In addition, for fiscal 2015, the amount for Mr. Schultz also includes payments or reimbursements for relocation costs of $ 66,468 and payments or reimbursements for taxes on imputed income associated with such relocation benefits of $52,868.

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table sets forth information regarding the cash and equity incentive awards made to our named executive officers in fiscal 2015 pursuant to our Amended and Restated 2013 Equity Incentive Plan, including any portion of such awards deferred into our Key Executive Stock Deferral Plan and Keystaff Deferral Plan.

				Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)
Name	Award type	Grant date	Approval date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other option awards; number of securities underlying options (#) (3)	All other stock awards; number of shares of stock or units (#) (4)	Exercise or base price of option awards ($/share) (5)	Grant date fair value of stock and option awards ($) (6)
Mr. Moraco	Cash	4/4/2014	3/18/2014	799,200	1,110,000	1,748,250	-	-	-	-	-	-	-
	Options	4/11/2014	3/18/2014	-	-	-	-	-	-	155,987	-	38.77	925,003
	PSA	4/11/2014	3/18/2014	-	-	-	23,859	47,718	71,577	-	-	-	1,850,027
	RSU	4/11/2014	3/18/2014	-	-	-	-	-	-	-	23,859	-	925,013
Mr. Hartley	Cash	4/4/2014	3/18/2014	324,000	442,000	708,750	-	-	-	-	-	-	-
	Options	4/11/2014	3/18/2014	-	-	-	-	-	-	43,845	-	38.77	260,001
	PSA	4/11/2014	3/18/2014	-	-	-	6,707	13,413	20,120	-	-	-	520,022
	RSU	4/11/2014	3/18/2014	-	-	-	-	-	-	-	6,707	-	260,030
Ms. Keene	Cash	4/4/2014	3/18/2014	336,600	467,500	736,313	-	-	-	-	-	-	-
	Options	4/11/2014	3/18/2014	-	-	-	-	-	-	46,375	-	38.77	275,004
	PSA	4/11/2014	3/18/2014	-	-	-	7,094	14,187	21,281	-	-	-	550,030
	RSU	4/11/2014	3/18/2014	-	-	-	-	-	-	-	7,094	-	275,034
Mr. Wagoner	Cash	4/4/2014	3/18/2014	299,880	416,500	655,988	-	-	-	-	-	-	-
	Options	4/11/2014	3/18/2014	-	-	-	-	-	-	41,316	-	38.77	245,004
	PSA	4/11/2014	3/18/2014	-	-	-	6,320	12,639	18,959	-	-	-	490,014
	RSU	4/11/2014	3/18/2014	-	-	-	-	-	-	-	6,320	-	245,026
Mr. Schultz	Cash	4/4/2014	3/18/2014	203,580	282,750	445,331	-	-	-	-	-	-	-
	Options	4/11/2014	3/18/2014	-	-	-	-	-	-	21,090	-	38.77	125,064
	PSA	4/11/2014	3/18/2014	-	-	-	3,226	6,452	9,678	-	-	-	250,144
	RSU	4/11/2014	3/18/2014	-	-	-	-	-	-	-	3,226	-	125,072

(1)

Amounts in these columns represent the threshold, target and maximum payout amounts of cash incentive awards with actual payouts based upon the achievement of pre-established levels of performance during fiscal 2015, as discussed in our CD&A. The actual amounts that were paid to our named executive officers with respect to fiscal 2015 are set forth in the table entitled “Summary Compensation Table” under the column headed “Non-equity incentive plan compensation.”

(2)

Amounts in this column represents performance share awards (PSA) which are subject to performance goals related to the three year cumulative operating income and annual operating cash flow. Shares are issuable at the end of the three-year performance cycle provided that the predetermined goals have been satisfied, subject to the Compensation Committee’s discretion to decrease the number of shares that are ultimately issued at the end of the performance cycle. The grant date fair values of the performance shares awards for the one year performance period related to operating cash flow based on the probable outcome of the performance condition as of the grant date of the award are provided the “Summary Compensation Table” in the column headed “Stock awards”.

(3)

Amounts in this column represent the number of shares of common stock underlying options issued in fiscal 2015. All options vest as to one-third of the underlying shares on the first, second and third year anniversaries of the date of grant.

(4)	Amounts in this column primarily represent restricted stock units which vest as to 25% on the first, second, third and fourth year anniversaries of the date of grant.
(5)

The exercise price of stock options granted under our 2013 Amended and Restated Equity Incentive Plan is the “fair market value” of our common stock on the date of grant which is defined as the closing sales price of our common stock on the NYSE on the trading day before the grant date.

(6)

Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718. These amounts do not reflect the value that may be actually realized by the recipient and do not reflect changes in our stock price after the date of grant.

EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding options, restricted stock units and performance share awards that were held by our named executive officers at the end of fiscal 2015, including awards previously deferred under our Key Executive Stock Deferral Plan.

		Option awards (1)				Stock awards
Name	Grant Date	Number of securities underlying unexercised options (exercisable) (#)	Number of securities underlying unexercised options (unexercisable) (#)	Option exercise price ($)	Option expiration date	Number of shares of stock or units that have not vested (#) (2)	Market value of shares of stock or units that have not vested ($) (3)	Equity Incentive Plan awards; number of unearned shares, units or other rights that have not vested (#) (4)	Equity Incentive Plan awards; market or payout value of unearned shares, units or other rights that have not vested ($) (3)
Mr. Moraco	4/11/2014	-	155,987	38.77	4/10/2021	9,543	465,508	62,034	3,026,019
	4/11/2014	-	-	-	-	23,859	1,163,842	-	-
	10/4/2013	-	40,604	33.69	10/3/2020	23,004	1,122,135	-	-
	10/4/2013	-	-	-	-	22,085	1,077,306	-	-
	4/5/2013	26,768	107,074	27.81	4/4/2020	28,591	1,394,669	-	-
	4/5/2013	-	-	-	-	22,873	1,115,745	-	-
	3/30/2012	32,122	48,183	27.12	3/29/2019	7,335	357,801	-	-
	4/1/2011	22,087	14,727	34.73	3/31/2018	-	-	-	-
Mr. Hartley	4/11/2014	-	43,845	38.77	4/10/2021	2,682	130,828	17,438	850,601
	4/11/2014	-	-	-	-	6,707	327,167	-	-
	10/4/2013	-	30,453	33.69	10/3/2020	17,254	841,650	-	-
	10/4/2013	-	-	-	-	3,068	149,657	-	-
	4/5/2013	-	40,153	27.81	4/4/2020	10,722	523,019	-	-
	4/5/2013	-	-	-	-	8,578	418,435	-	-
	3/30/2012	-	16,062	27.12	3/29/2019	2,445	119,267	-	-
	4/1/2011	-	8,591	34.73	3/31/2018	-	-	-	-
Ms. Keene	4/11/2014	-	46,375	38.77	4/10/2021	2,837	138,364	18,444	899,698
	4/11/2014	-	-	-	-	7,094	346,045	-	-
	10/4/2013	-	30,453	33.69	10/3/2020	17,254	841,650	-	-
	4/5/2013	13,383	53,538	27.81	4/4/2020	14,295	697,310	-	-
	4/5/2013	-	-	-	-	11,436	557,848	-	-
	9/14/2012	22,793	34,188	26.03	9/13/2019	4,992	243,510	-	-
Mr. Wagoner	4/11/2014	-	41,316	38.77	4/10/2021	2,528	123,291	16,431	801,504
	4/11/2014	-	-	-	-	6,320	308,290	-	-
	12/17/2013	-	27,420	32.03	12/16/2020	15,610	761,456	-	-
	10/4/2013	-	-	-	-	3,068	149,657	-	-
	4/5/2013	4,384	17,539	27.81	4/4/2020	6,100	297,558	-	-
	4/5/2013	-	-	-	-	4,881	238,095	-	-
	3/30/2012	7,990	22,486	27.12	3/29/2019	6,848	334,045	-	-
	4/1/2011	-	8,591	34.73	3/31/2018	538	26,244	-	-
Mr. Schultz	4/11/2014	-	21,090	38.77	4/10/2021	1,290	62,926	8,388	409,167
	4/11/2014	-	-	-	-	3,226	157,364	-	-
	9/6/2013	-	-	-	-	10,534	513,845	-	-
	9/6/2013	8,330	33,322	31.51	9/5/2020	8,427	411,076	-	-

(1)

Information in these columns relates to options to purchase shares of common stock held by our named executive officers at the end of fiscal 2015. Options granted prior to April 2014 vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively. The options granted in October 2013 vest 100% on the third anniversary of the date of grant while the options granted in April 2014 vest as to one-third on the first, second and third year anniversaries of the date of grant. Options granted to Mr. Wagoner in December 2013 vest 100% on the third anniversary of the date of grant.

(2)

Information in this column includes restricted stock units held by our named executive officers at the end of fiscal 2015, including restricted stock units held in our Key Executive Stock Deferral Plan and restricted stock units issued as dividend equivalents. Restricted stock units granted prior to April 2014 vest as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively, except for the following grants which vest 100% on the third anniversary of the grant date: (a) some of the restricted stock units granted in October and April 2013, (b)  some of the restricted stock units granted to Mr. Schultz in September 2013 and (c) the restricted stock units granted to Mr. Wagoner in December 2013.  Restricted stock units granted in April 2014 vest as to 25% on each of the first, second, third year and fourth year anniversaries of the date of grant.  Shares

EXECUTIVE COMPENSATION

earned for the one year performance period related to operating cash flow are also included in this column as such performance goals for the first year have been deemed earned as of the end of fiscal 2015.  Shares will be issued at the end of the three-year performance cycle, provided that each named executive officer remain employed by the company at the end of the performance cycle, subject to the Compensation Committee’s discretion to decrease the number of shares that are ultimately issued at the end of the performance cycle.  Any restricted stock units previously deferred by our named executive officers are also reflected in the table under the caption “Nonqualified Deferred Compensation” below.

(3)	Based on $48.78 per share, the closing sales price of our common stock on the NYSE on January 30, 2015.
(4)

Amounts in this column are performance share awards (PSA) which are subject to performance goals related to cumulative operating income and annual operating cash flow. Shares are issuable at the end of the three-year performance cycle provided that the predetermined goals have been satisfied. Shares reflected in this column represent all shares allocated to the three-year performance period related to the operating income metric and shares allocated to the second and third one year performance period related to the cash flow metric, both at the maximum payout level.

Option Exercises and Stock Vested

The following table sets forth information regarding shares of common stock acquired by our named executive officers during fiscal 2015 upon the exercise of stock options and the vesting of restricted stock awards or restricted stock units and restricted stock units issued as dividend equivalents, including awards held in our Key Executive Stock Deferral Plan.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)	Number of shares acquired on vesting (#) (2)	Value realized on vesting ($) (1)
Anthony J. Moraco	16,449	251,727	36,683	1,674,965
John R. Hartley	73,471	666,351	13,512	599,740
Nazzic S. Keene	—	—	20,260	947,138
Douglas M. Wagoner	36,333	508,019	14,536	664,538
Mark D. Schultz	—	—	2,083	95,589

(1)

Value realized on exercise or vesting disclosed above is based on the closing price of our common stock on the exercise or vest date. The actual value realized by the named executive officer was determined using the closing price on the trading date immediately preceding the exercise or vest date in accordance with the fair market value definition in the 2013 Amended and Restated Equity Incentive Plan.

(2)     The restricted stock and restricted stock unit awards (including the associated dividend equivalents) vested as to 20%, 20%, 20% and 40% of the underlying shares on the first, second, third and fourth year anniversaries of the date of grant, respectively. Any restricted stock and restricted stock units awards previously deferred by our named executive officers are reflected in the table under the caption “Nonqualified Deferred Compensation” below.

EXECUTIVE COMPENSATION

Nonqualified Deferred Compensation

We provided benefits to our named executive officers during fiscal 2015 under the following nonqualified deferred compensation plans, which are summarized below:

The SAIC Keystaff Deferral Plan allowed eligible participants to elect to defer all or a portion of any cash or vested equity incentive awards granted to them under our cash incentive or stock incentive plans. We make no contributions to participants’ accounts under the Keystaff Deferral Plan, although participant deferrals, which are reflected in dollars, earn interest during the deferral period. Distributions under the Keystaff Deferral Plan are then made to participants in cash. Deferred balances under this plan will generally be paid upon retirement or separation from service. The Keystaff Deferral Plan was closed on December 31, 2014 and no futher deferrals are allowed except for deferrals made pursuant to elections made prior to this date.

The SAIC Key Executive Stock Deferral Plan allowed eligible participants to elect to defer a portion of their cash incentive awards granted to them under our cash incentive plans. Participant deferrals generally correspond to stock units of our common stock. Shares equivalent to deferrals may be deposited to a rabbi trust to fund benefits for participants. We make no contributions to participants’ accounts under the Key Executive Stock Deferral Plan. Distributions under the Key Executive Stock Deferral Plan are then made to participants in shares of common stock corresponding to the number of vested stock units held for the participant. Vested deferred balances under this plan will generally be paid upon retirement or separation from service. The Key Executive Stock Deferral Plan was closed on December 31, 2014 and no futher deferrals are allowed except for deferrals made pursuant to elections made prior to this date.

The SAIC 401(k) Excess Deferral Plan (Excess Plan) is a pre-tax savings plan that allowed eligible participants to defer up to 20% of their eligible compensation. Salary deferrals into the Excess Plan do not start until after an eligible participant has met the annual IRS contribution limit for the SAIC Retirement Plan. Bonuses are not eligible for deferral to the Excess Plan. The investment options in the Excess Plan are similar to those in the SAIC Retirement Plan but do not include the SAIC Stock Funds. Deferrals into the Excess Plan are not included as eligible compensation for the calculation of company match in the SAIC Retirement Plan. If there is a loss of company match in the SAIC Retirement Plan because of a deferral into the Excess Plan, the company will make up the difference in company matching contribution to the Excess Plan. Vested deferred balances under this plan will generally be paid following retirement or separation from service. The SAIC 401(k) Excess Deferral Plan was closed on December 31, 2014 and no further deferrals are allowed.

The SAIC Deferred Compensation Plan (DCP) became effective January 1, 2015 and is a pre-tax savings plan that allows eligible participants to defer a portion of their eligible cash compensation. The investment options in the Deferred Compensation Plan are similar to those in the SAIC Retirement Plan including a SAIC Stock Fund. Deferrals into the Deferred Compensation Plan are not included as eligible compensation for the calculation of company match in the SAIC Retirement Plan. If there is a loss of company match in the SAIC Retirement Plan because of a deferral into the Deferred Compensation Plan, the company may, at its sole discretion, make up the difference in company matching contribution to the Deferred Compensation Plan. Distributions from the SAIC Stock Fund are made to participants in shares of common stock corresponding to the number of stock units held for the participant. Distributions from all other investment options are made to participants in cash. Participants may elect to have deferred balances paid on a specific date while they are still employed or upon retirement or separation of service.

The SAIC Management Stock Compensation Plan (MSCP) is a long-term incentive plan that prior to September 27, 2013 awarded tax-deferred bonuses in the form of restricted share units.  Shares may be deposited to a rabbi trust to fund benefits for participants. Distributions under the MSCP are then made to participants in shares of common stock corresponding to the number of vested stock units held for the participant. Vested deferred balances under this plan will generally be paid upon retirement or separation from service. The MSCP was closed on September 27, 2013 and no further deferrals are allowed.

EXECUTIVE COMPENSATION

The following table sets forth information regarding deferrals under and aggregate earnings and withdrawals in fiscal 2015 through our nonqualified deferred compensation plans.  There were (a) no company matching contributions made to the named executive officers’ accounts and (b) no withdrawal by or distributions to any of our named executive officers under any of the plans in fiscal 2015.

Name (1)	Plan	Executive contributions in fiscal 2015 ($) (2)	Aggregate earnings in fiscal 2015 ($) (3)	Aggregate balance at fiscal year-end ($) (4)
Anthony J. Moraco	Keystaff Deferral Plan	—	5,947	155,862
	Key Executive Stock Deferral Plan	—	47,851	183,920
	Management Stock Compensation Plan	—	15,557	59,795
	Excess Plan	67,596	(182)	67,414
John R. Hartley	Excess Plan	—	11,760	144,106
	Deferred Compensation Plan	4,000	(35)	3,965
Mark D. Schultz	Keystaff Deferral Plan	125,000	7,355	225,383
	Key Executive Stock Deferral Plan	121,878	306,477	1,188,667
(1)	Ms. Keene and Mr. Wagoner are not included in this table because they did not participate in any nonqualified deferred compensation plans in fiscal 2015.
(2)	Amounts in this column represent deferred cash. These amounts are also included as compensation in the “Summary Compensation Table.”
(3)

With respect to the Keystaff Deferral Plan, amounts in this column represent interest earned during fiscal 2015 on cash previously deferred based on the Moody’s Seasoned Corporate Bond Rate minus 1% (3.91% in calendar 2014 and 3.17% in calendar 2015).

With respect to the Key Executive Stock Deferral Plan and the Management Stock Compensation Plan, amounts in this column represent the aggregate increase in value of stock units corresponding to shares of our common stock during fiscal 2015. The market value of the shares is based upon $48.78 per share, the closing sales price of our common stock on the NYSE on January 30, 2015.

With respect to the Excess Plan and the Deferred Compensation Plan, amounts in this column represent aggregate returns of the diverse investment options available to eligible participants based on individual participant investment elections.

(4)

Amounts in this column represent the value of the holders’ accounts at the end of fiscal 2015. With respect to the Key Executive Stock Deferral Plan and the Management Stock Compensation Plan, the amounts represent the value of stock units corresponding to shares of common stock held by the named executive officers based on $48.78 per share, the closing sales price of our common stock on the NYSE on January 30, 2015. All amounts in this column were reported as compensation in the “Summary Compensation Table” for prior years. With respect to our Key Executive Stock Deferral Plan and the Management Stock Compensation Plan, our named executive officers held the following number of stock units at the end of fiscal 2015: Mr. Moraco, 4,996, and Mr. Schultz, 24,294.

Potential Payments upon Termination or a Change in Control

We are not obligated to offer any kind of severance benefits to our named executive officers solely upon termination of employment. We have entered into the following agreements and arrangements with our named executive officers that would provide them with certain payments and benefits, which are described below, if we are subject to a consummation of a change in control:

Severance Protection Agreements. We have entered into severance protection agreements with each of our active executive officers, including each of the active named executive officers, which provide that if the executive officer is involuntarily terminated without cause or resigns for good reason within a 24-month period following a change in control, he or she will be entitled to receive all accrued salary and a pro rata short-term incentive bonus for the year of termination, plus a single lump sum payment equal to two-and-one-half times the executive officer’s then current salary and short-term incentive bonus amount. The executive officer will also receive such life insurance, disability, medical, dental, vision and hospitalization benefits as are provided to other similarly situated executive officers who continue to be employed for the 30 months following termination and up to 12 months of outplacement counseling. In order to receive the lump sum payment and the 30 months of continued benefits, the executive officer is required to execute a written release of claims. The executive officer is not entitled to receive a “gross up” payment to account for any excise tax that might be payable under the Internal Revenue Code, and the amount of the payments may be reduced by us to the extent necessary to avoid an excise tax.

EXECUTIVE COMPENSATION

Stock Incentive and Deferred Compensation Plans. Under the terms of our stock incentive and deferred compensation plans, all unvested stock, options and deferred compensation awards held by all participants under those plans, including our named executive officers, are subject to accelerated vesting upon the occurrence of a change in control under certain circumstances. Outstanding stock options, stock awards and stock units issued to the named executive officers under our Key Executive Stock Deferral Plan, generally become fully vested upon the occurrence of a consummation of a change in control. Our 2013 Amended and Restated Equity Incentive Plan generally provides that vesting will accelerate if the holder is involuntarily terminated or terminates his employment for good reason within 18 months following a change in control. For performance share awards issued under our 2013 Amended and Restated Equity Incentive Plan, shares would be paid out as follows:  (a) on an immediate pro rata basis based on the percentage of the performance period completed at the time of the change in control at the target number of shares and (b) on an immediate basis based on company performance if the entire performance period has been completed as of the date of the change in control.

The following table sets forth our estimates regarding the potential value of any cash payments and benefits and accelerated vesting of equity awards to be received by the named executive officers under the foregoing agreements and plans, assuming that a change in control occurred and all executives are terminated on the last business day of fiscal 2015:

	Severance protection benefits				Accelerated equity awards			Total
Name	Salary and Bonus ($) (1)	Pro rata bonus ($) (2)	Life insurance, healthcare ($) (3)	Outplacement services ($) (4)	Restricted stock and restricted stock units ($) (5)	Performance share awards ($) (6)	Option awards ($) (7)	Applicable scale-back ($) (8)	Total gross severance benefits and equity awards ($) (9)
Anthony J. Moraco	5,087,500	1,110,000	49,457	12,000	6,251,540	947,064	5,669,977	-	19,127,538
John R. Hartley	2,425,000	450,000	36,935	12,000	2,384,818	266,178	2,209,004	(608,219)	7,175,716
Nazzic S. Keene	2,543,750	467,500	24,039	12,000	2,692,339	281,536	2,824,164	-	8,845,328
Douglas M. Wagoner	2,266,250	416,500	54,370	12,000	2,120,603	250,837	1,848,461	-	6,969,021
Mark D. Schultz	1,769,375	282,750	53,850	12,000	1,084,995	128,036	786,525	-	4,117,531

(1)

Amounts in this column represent a single lump sum equal to two-and-one-half times the sum of (a) the named executive officer's fiscal 2015 salary and (b) the annual target bonusfor 2015. This amount of the bonus calculated under subsection (b) is referred to as the "Bonus Amount."

(2)

Amounts in this column represent a pro rata portion of the Bonus Amount to which the named executive officer would be entitled depending on the number of days that had elapsed in the fiscal year in which he or she is terminated. Because we are required to present all information in this table assuming that the named executive officer is terminated on the last business day of fiscal 2015, the amount of the pro rata Bonus Amount in this column represents the full amount of the executive officers' respective Bonus Amounts. In addition to the amounts set forth in the column, our named executive officers would also be entitled to be paid for any unused comprehensive leave time they had accrued.

(3)

Amounts in this column represent the estimated value to the named executive officer of life insurance, disability, medical, dental, vision and hospitalization benefits to be received for 30 months following termination.

(4)	Amounts in this column represent the estimated value to the named executive officer of the outplacement counseling services to be provided for 12 months following termination.

(5)

Amounts in this column represent the value of accelerated vesting at the end of fiscal 2015 of (a) shares of restricted stock and restricted stock units (including earned PSUs for grants made prior to fiscal year 2015) issued pursuant to the 2013 Amended and Restated Equity Incentive Plan, and (b) restricted stock units in our Key Executive Stock Deferral Plan. Value for 2014 RSUs include accrued cash dividends as of January 30, 2015. For more information regarding the number of shares of unvested stock and stock units held by each of the named executive officers, see the table under the caption "Outstanding Equity Awards at Fiscal Year-End."

(6)

Amounts in this column represent the value of shares underlying outstanding performance share awards issued under our 2013 Amended and Restated Equity Incentive Plan. Values are based on the sum of: (a) the actual number of

EXECUTIVE COMPENSATION

shares earned by each named executive officer for the part of the award allocated to our annual operating cash flow performance goals for fiscal year 2015 and (b) a pro-rated number (1/3) of the shares allocated to the three year cumulative operating income performance goal assuming target performance results.  The actual shares earned by each named executive officer for the fiscal year 2015 operating cash flow objectives was 150% of the annual target award.

(7)

Amounts in this column represent the value of accelerated vesting of unvested options to purchase shares of common stock issued pursuant to the 2013 Amended and Restated Equity Incentive Plan that were held by the named executive officer at the end of fiscal 2015. For more information regarding the number of shares underlying unvested options held by each of the named executive officers, see the table under the caption "Outstanding Equity Awards at Fiscal Year-End."

(8)	Represents amounts of gross severance payments to be reduced to avoid excise taxes which may be payable pursuant to Section 280G of the Internal Revenue Code.

(9)

Amounts in this column represent the gross amount of change in control benefits to be received by the named executive officer, without reflecting any federal and/or state income taxes or golden parachute excise taxes payable with respect to such amounts.

Treatment of Equity Awards upon Termination

With respect to outstanding equity awards, our executive officers are generally treated in the same way as all other employee award recipients if their employment is terminated due to death, disability, retirement or voluntary departure.

In the case of death or disability, restricted stock awards, restricted stock units and options will vest immediately and options would remain exercisable for a period of time, depending on the nature of the event and the plan under which the awards were issued. Under our performance share award program, shares earned would be paid out on a pro rata basis promptly upon death or at the end of the three-year performance period in case of disability.

Under our continued vesting program, employees who retire, including our executive officers, may continue holding and vesting in their stock options if they have held such options for at least 12 months prior to retirement and they retire (i) after age 59 1/2 with at least ten years of service or (ii) after age 59 1/2 when age at termination plus years of service equals at least 70. Our executive officers who retire after reaching the applicable mandatory retirement age, however, will be allowed to continue to vest in such options without regard to the 12 month holding requirement. When an individual becomes eligible for continued vesting under this program, all unvested shares of restricted stock becomes fully vested as of such eligibility date. Retirees meeting these qualifications who hold performance share awards will receive a pro rata number of shares after the end of the applicable three-year performance period, based on actual company performance over the full period. We have the right to terminate continued vesting if a retiree violates confidentiality, non-solicitation or similar obligations to us.

In any other case, if the employment of an equity award recipient, including an executive officer, is terminated for any reason, all unvested restricted stock, restricted stock units, options and performance share awards are forfeited. Vested options remain exercisable for 90 days or until the option expiration date, if earlier.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending January 29, 2016. During the fiscal year ended January 30, 2015, Deloitte & Touche LLP served as our independent registered public accounting firm and also provided certain tax services as set forth under the caption “Audit Matters” below. Representatives of Deloitte & Touche LLP will be at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Stockholders are not required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, we are submitting the appointment for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the Audit Committee will consider whether or not to retain Deloitte & Touche LLP. Even if the appointment is ratified, the Audit Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our stockholders’ best interests.

Vote Required

The affirmative vote of the holders of a majority of the voting power of common stock present or represented and entitled to vote at the annual meeting is required to approve the proposal. Abstentions have the effect of a vote against the proposal, and broker “non-votes” have no effect on the outcome of the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR ” the proposal.

Recommendation of the Board

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2016.

AUDIT MATTERS

Audit Committee Report

The Audit Committee of the Board of Directors is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities over the Company's accounting, auditing and financial reporting processes, internal controls, and for monitoring compliance with certain regulatory and legal requirements.  The responsibilities of the Audit Committee are described in a written charter that has been approved by the Board of Directors.  The current Audit Committee charter is available on the company’s website at www.saic.com.

Management is responsible for preparing the Company's financial statements and for the financial reporting process, including evaluating the effectiveness of the Company's disclosure controls and procedures and internal control over financial reporting.

Deloitte & Touche LLP (Deloitte), the Company's independent registered public accounting firm, is responsible for performing an independent audit of the Company's consolidated and combined financial statements and expressing an opinion on the conformity of the financial statements with accounting principles generally accepted in the United States of America, and on the effectiveness of the Company's internal control over financial reporting.

Each Audit Committee member (Robert A. Bedingfield, Thomas F. Frist, III, Timothy J. Mayopoulos and Steven R. Shane) meets the independence and financial literacy requirements of the SEC and the New York Stock Exchange. In addition, each Audit Committee member (Messrs. Bedingfield, Frist, Mayopoulos and Shane) qualifies as an audit committee financial expert under SEC rules.

In the course of fulfilling its responsibilities, the Audit Committee has:

•	evaluated the qualifications, performance, compensation and independence of Deloitte, the company’s independent auditor, and preapproved all audit and non-audit services performed by Deloitte;
•

separately met with the internal auditor and Deloitte to discuss any matters that the internal auditor, Deloitte or the Audit Committee believed should be discussed privately without members of management present;

•	reviewed and discussed with management and Deloitte the audited consolidated and combined financial statements for the fiscal year ended January 30, 2015;
•	reviewed and discussed with management and Deloitte the company’s internal control over financial reporting;
•	reviewed Deloitte’s procedures and management of the audit relating to internal control over financial reporting; and
•

received the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding Deloitte’s communications with the Audit Committee concerning independence and discussed with Deloitte the other PCAOB required communications with the Audit Committee.

Based on the reviews and discussions summarized in this Report and subject to the limitations on our role and responsibilities referred to above and contained in the Audit Committee charter, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated and combined financial statements referred to above be included in the company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2015 for filing with the SEC.

Robert A. Bedingfield (Chair)

Thomas F. Frist, III

Timothy J. Mayopoulos

Steven R. Shane

AUDIT MATTERS

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending January 29, 2016. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the annual meeting, as described above.

Audit and Non-Audit Fees

Aggregate fees billed to SAIC for the fiscal years ended January 30, 2015 and January 31, 2014 by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (collectively, the “Deloitte Entities”), were as follows:

	January 30, 2015	January 31, 2014
Audit Fees (1)	$3,423,000	$3,075,000
Audit-Related Fees	-	-
Tax Fees (2)	96,595	29,545
All Other Fees (3)	3,800	-
Total Fees	$3,523,395	$3,104,545
(1)

Audit fees include professional services rendered for the audit of the annual consolidated financial statements and review of quarterly consolidated financial statements. Audit fees also include services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including statutory audits and consents related to SEC filings.

(2)

Tax fees include a variety of permissible tax services related to preparation and/or review of statutory tax filings within U.S., foreign, and state jurisdictions, general tax advisory services (including research and discussions related to tax compliance matters), assistance with tax examinations, assistance with transfer pricing documentation, assistance with credits and incentives opportunities in various jurisdictions resulting from the company’s operational expansion and services related to the separation transaction.

(3)	All other fees include access to accounting research tools for certain individuals during the fiscal year.

The Audit Committee has considered whether the above services provided by the Deloitte Entities are compatible to maintaining the independence of the Deloitte Entities. The Audit Committee has the responsibility to pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm in advance. Further, the Chair of the Audit Committee has the authority to pre-approve audit and non-audit services as necessary between regular meetings of the Audit Committee, provided that any such services so pre-approved shall be disclosed to the full Audit Committee at its next scheduled meeting. All of the Audit and Tax Fees set forth above were pre-approved by one of these means.

OTHER INFORMATION

Stock Ownership of Certain Beneficial Owners

The following table provides information regarding the beneficial ownership of each person known by us to beneficially own more than five percent of SAIC common stock.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Vanguard Fiduciary Trust Company 500 Admiral Nelson Boulevard, Malvem, PA 19355	3,494,824(1)	7.65%
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	3,484,620(2)	7.60%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	2,793,095(3)	6.11%
(1)

According to a Schedule 13G/A filed with the SEC by Vanguard on February 4, 2015, these shares are held by Vanguard Fiduciary Trust Company as trustee of the SAIC Retirement Plan and as of December 31, 2014, all such shares have been allocated to plan participants. Subject to ERISA, Vanguard votes these shares as directed by the plan participants. Accordingly, Vanguard has shared voting and dispositive power with respect to these shares. Shares held by Vanguard are also included in the amounts held by individuals and the group.

(2)

Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on January 26, 2015 in which BlackRock, Inc., a holding company filing on behalf of a number of its subsidiaries, reported that it has sole dispositive power over 3,484,620 shares and sole voting power over 3,392,559 shares.

(3)

Information shown is based on information reported by the filer on a Schedule 13G filed with the SEC on February 10, 2015 in which The Vanguard Group, an investment adviser filing on behalf of itself and two wholly-owned subsidiaries, reported that it has sole voting power over 53,920 shares, sole dispositive power over 2,742,975 shares and shared dispositive power over 50,120 shares.

OTHER INFORMATION

Stock Ownership of Directors and Officers

The following table sets forth, as of April 9, 2015, the beneficial ownership of our common stock by our directors and the named executive officers, and all of our directors and executive officers as a group. None of these individuals beneficially owns more than one percent of our common stock. As a group, our directors and executive officers beneficially own approximately 1.66% of our common stock. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares beneficially owned by such person, except for such power that may be shared with a spouse. No shares have been pledged.

Beneficial Owner	Common stock (1)	Stock units (2)	Option shares and RSUs (3)	Total shares beneficially owned
Directors
Robert A. Bedingfiled	4,098	2,534	17,922	24,554
Jere A. Drummond	7,377	16,938	21,832	46,147
Deborah B. Dunie	-	-	463	463
Thomas F. Frist, III	89,959 (4)	4,493	21,832	116,284
John J. Hamre	1,417	-	21,832	23,249
Timothy J. Mayopoulos	-	-	463	463
Donna S. Morea	2,098	-	17,922	20,020
Edward J. Sanderson, Jr.	14,403	7,039	21,832	43,274
Steven R. Shane	4,098	-	17,922	22,020
Named Executive Officers
Anthony J. Moraco	36,362	4,996	196,492	237,850
John R. Hartley	29,046	-	40,273	69,319
Nazzic S. Keene	15,252	-	66,791	82,043
Douglas M. Wagoner	13,357	-	48,196	61,553
Mark D. Schultz	875	2,107	16,165	19,147
All directors and executive officers as a group (15 persons)	218,342	38,111	509,937	766,386
(1)

Information in this column includes (a) the approximate number of shares allocated to the account of the individual by the trustee of the SAIC Retirement Plan as follows: Mr. Moraco, 1,469 shares; Mr. Hartley, 6,101 shares; and all directors and officers as a group, 7,571 shares and (b) shares held by certain trusts established by the individuals as follows:  Mr. Drummond, 7,377 shares; Mr. Shane, 2,000 shares; Ms. Keene, 13,757 shares and Mr. Wagoner, 4,026 shares.

(2)

Represents vested stock units attributable to the individual or the group in the Key Executive Stock Deferral Plan and the Management Stock Compensation Plan. Shares held in these plans are voted by the trustee in the same proportion as all other stockholders collectively vote their shares of common stock.

(3)	Shares subject to options exercisable or restricted stock units subject to vesting, both within 60 days following April 9, 2015.
(4)	Includes 89,277 shares held by FS Partners II, LLC, an investment vehicle controlled by Mr. Frist.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the rules of the SEC require our directors and executive officers to file reports of their ownership and changes in ownership of common stock with the SEC. Our personnel generally prepare and file these reports on the basis of information obtained from each director and officer and pursuant to a power of attorney. Due to an administrative error, one Form 5 for Mr. Frist relating to the change in ownership from his personal account to the investment vehicle which he controls was filed more than 45 days after the change in ownership.  Based on such information provided to us, we believe that all other reports required by Section 16(a) of the Securities Exchange Act of 1934 to be filed by our directors and executive officers during fiscal 2015 were filed on time.

OTHER INFORMATION

Stockholder Proposals for the 2016 Annual Meeting

Any stockholder proposals intended to be presented at the 2016 annual meeting of stockholders must be received by us no later than December 26, 2015 in order to be considered for inclusion in our proxy statement and form of proxy relating to that meeting.

In addition, Sections 2.07 and 3.03 of our bylaws provides that, in order for a stockholder to propose any matter (including nominations for directors) for consideration at the annual meeting (other than by inclusion in the proxy statement), such stockholder must give timely notice to our Corporate Secretary of his or her intention to bring such business before the meeting. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. Therefore, in connection with the 2016 annual meeting of stockholders, notice must be delivered to the Corporate Secretary between February 4, 2016 and March 7, 2016. In the event, however, that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us, whichever occurs later.

Such stockholder’s notice must include certain information about the stockholder and the underlying beneficial owner, if any, including his or her name, age, address, occupation, shares, rights to acquire shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the stockholder and related persons with respect to our stock, if any, and such other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee. A stockholder’s notice must be updated, if necessary so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

Annual Report on Form 10-K

We will provide without charge to any stockholder, upon written or oral request, a copy of our annual report without exhibits. Requests should be directed to SAIC, 1710 SAIC Drive, M/S T3-5, McLean, VA 22102, Attention: Corporate Secretary or by calling (703) 676-4044.

By Order of the Board of Directors

Paul H. Greiner

Corporate Secretary

April 24, 2015

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSDETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DateSignature (Joint Owners)DateSignature [PLEASE SIGN WITHIN BOX]wSCAN TO VIEW MATERIALS & VOTEATTN: STOCK PROGRAMS 1710 SAIC DRIVE M/S T3-5 MCLEAN, VA 22102 BY INTERNET - www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your proxy and/or voting instructions and for electronic delivery of information. Have your proxy and voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy and voting instruction form. Please see the reverse side of this card for information regarding specific voting deadlines. ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by SAIC in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your proxy and/or voting instructions. Have your proxy and voting instruction card in hand when you call and then follow the instructions. Please see the reverse side of this card for information regarding specific voting deadlines.BY MAILMark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope we have provided or return it to SAIC, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.VOTE CONFIRMATION You may confirm that your instructions were received and included in the final tabulation to be issued at the Annual Meeting on June 3, 2015 via the ProxyVote Confirmation link at www.proxyvote.com by using the information that is printed in the box marked by the arrow . Vote Confirmation is available 24 hours after your vote is received beginning May 19, 2015, with the final vote tabulation remaining available through August 3, 2015.XXXX XXXX XXXX XXXXM89739-P61378VOTE ON DIRECTORS - The Board of Directors recommends a vote FOR each of the nominees listed below:1. Nominees:For AgainstAbstain 1a. Robert A. BedingfieldVOTE ON PROPOSAL 2 - The Board of Directors recommends a vote FOR proposal 2.AgainstFor Abstain 1b. Deborah B. Dunie2. Approve, by an advisory vote, executive compensation. 1c. Thomas F. Frist, IIIVOTE ON PROPOSAL 3 - The Board of Directors recommends a vote FOR proposal 3.3. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2016. 1d. John J. Hamre 1e. Timothy J. Mayopoulos 1f. Anthony J. Moraco 1g. Donna S. Morea1h. Edward J. Sanderson, Jr. 1i. Steven R. ShanePlease complete, date, sign and mail promptly in the enclosed envelope which requires no postage.Please sign EXACTLY as name or names appear(s) hereon. When signing as attorney, executor, trustee, administrator or guardian, please give your full title. If a trust requires the signature of more than one trustee, all required trustees must sign.

*ADMISSION TICKET*Please bring this top half of your proxy card, along with a government issued photo I.D.in order to gain admission to the meeting.Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.M89740-P61378Proxy and Voting Instruction Card for the Annual Meeting of Stockholders - June 3, 2015This Proxy and Voting Instruction Card is Solicited on Behalf of the Board of Directors The undersigned hereby appoints Mark D. Schultz and Paul H. Greiner, and each of them, with full power of substitution, as proxies to represent the undersigned and to vote all of the shares of common stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Science Applications International Corporation (the “Company”) to be held at the Company’s headquarters, 1710 SAIC Drive, McLean, Virginia, on Wednesday, June 3, 2015, at 9:00 a.m. EDT, and at any adjournment, postponement or continuation thereof (the “2015 Annual Meeting of Stockholders”), as indicated on the reverse side.  For stockholders who are participants in the Science Applications International Corporation Retirement Plan (the “SAIC Retirement Plan”), the undersigned also hereby instructs the Trustee, Vanguard Fiduciary Trust Company, and any successor, to vote all of the shares of common stock held for the undersigned’s account in the SAIC Retirement Plan at the 2015 Annual Meeting of Stockholders, as indicated on the reverse side.  The shares of common stock to which this proxy and voting instruction card relates will be voted as directed. If this proxy and voting instruction card is properly signed and returned but no instructions are indicated with respect to a particular item, (A) the shares represented by this proxy and voting instruction card which the undersigned is entitled to vote will be voted (i) FOR each of the nominees standing for election as a director, (ii) FOR Proposal 2, (iii) FOR Proposal 3 and (iv) in the discretion of the proxy holders, on any other matters properly coming before the meeting and any adjournment, postponement or continuation thereof and (B) the shares represented by this proxy and voting instruction card held for the undersigned’s account in the SAIC Retirement Plan will be voted in the same proportion as the shares held in the SAIC Retirement Plan for which voting instructions have been received are voted. This proxy and voting instruction card, if properly executed and delivered in a timely manner, will revoke all prior proxies and voting instruction cards executed and delivered by the undersigned. For shares not held in the SAIC Retirement Plan, the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern time on June 2, 2015. For shares held in the SAIC Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. Eastern time on May 29, 2015. Please complete, sign, date and return the Proxy and Voting Instruction Card promptly using the enclosed envelope.(Continued and to be signed on reverse side.)